SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant  ☐

Check the appropriate box: ☐ Preliminary Proxy Statement ☒ Definitive Proxy Statement ☐ Definitive Additional Materials ☐ Soliciting Material Under Rule 14a-12	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

JACOBS ENGINEERING GROUP INC.

(Name of Registrant as Specified in Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Notice of 2012

Annual Meeting of

Shareholders

and

Proxy Statement

Jacobs Engineering Group Inc.

JACOBS ENGINEERING GROUP INC.

1111 South Arroyo Parkway

Pasadena, California 91105

December 16, 2011

To Our Shareholders:

You are cordially invited to attend the 2012 Annual Meeting of Shareholders of Jacobs Engineering Group Inc. The Annual Meeting will be held on Thursday, January 26, 2012, at 12:00 p.m., local time, at our headquarters located at 1111 South Arroyo Parkway, Pasadena, California.

We describe in detail the actions we expect to take at our Annual Meeting in the attached Notice of 2012 Annual Meeting of Shareholders and Proxy Statement.

In addition to the Proxy Statement you should have also received a copy of our Annual Report on Form 10-K for fiscal year 2011, which we encourage you to read. It includes information about our operations as well as our audited, consolidated financial statements. You can also access a copy of our 2011 Annual Report on Form 10-K on the Company’s website at www.jacobs.com.

Please use this opportunity to take part in the affairs of our company by voting on the business to come before the Annual Meeting. Whether or not you plan to attend the Annual Meeting, please complete, sign, date, and return the accompanying proxy card or voting instruction card or vote electronically via the Internet or telephone. See “About the Annual Meeting—How Do I Vote by Proxy?” in the Proxy Statement for more details. Returning the proxy card or voting instruction card or voting electronically does not deprive you of your right to attend the Annual Meeting and to vote your shares in person for the matters to be acted upon at the Annual Meeting.

We look forward to seeing you at the Annual Meeting.

Sincerely,

Michael S. Udovic
Vice President and Secretary

JACOBS ENGINEERING GROUP INC.

1111 South Arroyo Parkway

Pasadena, California 91105

NOTICE OF 2012 ANNUAL MEETING OF SHAREHOLDERS

Important Notice Regarding the Availability of Proxy Materials for the Shareholder

Meeting to be Held on January 26, 2012

The Proxy Statement and accompanying Annual Report to Shareholders are available at http://materials.proxyvote.com/469814

TIME AND DATE	12:00 p.m., local time, on Thursday, January 26, 2012

LOCATION	Jacobs Engineering Group Inc. 1111 South Arroyo Parkway Pasadena, California 91105

ITEMS OF BUSINESS	1. To elect the three directors named in the Proxy Statement to hold office until the 2015 annual meeting;

2. To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending September 28, 2012;

3. To hold an advisory vote on the Company’s executive compensation;

4.      To approve an amendment and restatement of the Company’s 1999 Stock Incentive Plan to permit the grant of incentive bonuses and to approve the performance goals under the 1999 Stock Incentive Plan for compliance with Section 162(m) of the Internal Revenue Code of 1986, as amended; and

5. To act upon such other matters as may properly come before the Annual Meeting.

RECORD DATE	The shareholders of record at the close of business on December 2, 2011, will be entitled to vote at the Annual Meeting and any adjournment or postponement thereof.

PROXY VOTING	It is important that your shares be represented and voted at the Annual Meeting. You can vote your shares by completing and returning the proxy card or voting instruction card sent to you. You also have the option of voting your shares electronically on the Internet or by telephone. Voting instructions are printed on your proxy card or voting instruction card and are included in the accompanying Proxy Statement. You can revoke your proxy at any time prior to its exercise at the Annual Meeting by following the instructions in the Proxy Statement.

JACOBS ENGINEERING GROUP INC.

1111 South Arroyo Parkway

Pasadena, California 91105

PROXY STATEMENT

We are providing these proxy materials in connection with the 2012 Annual Meeting of Shareholders of Jacobs Engineering Group Inc. (the “Company”). This Proxy Statement, the accompanying proxy card or voting instruction card, and the Company’s 2011 Annual Report on Form 10-K were first mailed to shareholders on or about December 16, 2011. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters to be brought before the Annual Meeting. Please read it carefully.

ABOUT THE ANNUAL MEETING

Who is soliciting my vote?

The Board of Directors of the Company is soliciting your vote in connection with the 2012 Annual Meeting of Shareholders.

What is the purpose of the Annual Meeting?

The meeting will be the Company’s regular, Annual Meeting of Shareholders. You will be voting on the following matters at the Annual Meeting:

1.	Election of the three directors named in the Proxy Statement to hold office until the 2015 annual meeting;

2.	Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending September 28, 2012;

3.	An advisory vote on the Company’s executive compensation;

4.	Approval of an amendment and restatement of the Company’s 1999 Stock Incentive Plan to permit the grant of incentive bonuses and to approve the performance goals under the 1999 Stock Incentive Plan for compliance with Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”); and

5.	Any other business that may properly come before the Annual Meeting.

How does the Board of Directors recommend I vote?

The Board of Directors recommends a vote:

1.	For the election of Noel G. Watson, Joseph R. Bronson, and Peter J. Robertson as directors;

2.	For the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending September 28, 2012;

3.	For the advisory resolution approving the Company’s executive compensation; and

4.	For the approval of an amendment and restatement of the Company’s 1999 Stock Incentive Plan to permit the grant of incentive bonuses and to approve the performance goals under the 1999 Stock Incentive Plan for compliance with Section 162(m) of the Internal Revenue Code.

Who is entitled to vote at the Annual Meeting?

The Board of Directors set December 2, 2011 as the record date for the Annual Meeting (the “Record Date”). All shareholders who owned common stock of the Company at the close of business on the Record Date may attend and vote at the Annual Meeting.

How many votes can be cast by shareholders?

Each share of common stock is entitled to one vote. There is no cumulative voting. There were 128,199,220 shares of common stock outstanding and entitled to vote on the Record Date.

How many votes must be present to hold the Annual Meeting?

A majority of the outstanding shares of common stock as of the Record Date must be present at the Annual Meeting in order to hold the Annual Meeting and conduct business. This is called a “quorum.” Your shares are counted as present at the Annual Meeting if you are present at the Annual Meeting and vote in person, a proxy card or voting instruction card has been properly submitted by you or on your behalf, or you have voted electronically on the Internet or by telephone. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum. A “broker non-vote” is a share of common stock that is beneficially owned by a person or entity and held by a broker or other nominee, but for which the broker or other nominee (1) lacks the discretionary authority to vote on certain matters, and (2) has not received voting instructions from the beneficial owner in respect of those specific matters.

How many votes are required to elect directors and approve the other proposals?

Directors are elected by a majority of the votes cast with respect to such director in uncontested elections (the number of shares voted “for” a director nominee must exceed the number of shares voted “against” that nominee). Abstentions and broker non-votes are not counted for purposes of the election of directors and, therefore, will have no effect on the outcome of such election.

The ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm requires the affirmative vote of a majority of the shares of common stock present, in person or by proxy, at the Annual Meeting and entitled to vote. Abstentions have the same effect as a vote against the proposal.

The approval of the advisory resolution on the Company’s executive compensation requires the affirmative vote of a majority of the shares of common stock present, in person or by proxy, at the Annual Meeting and entitled to vote. Abstentions have the same effect as a vote against the advisory resolution. Broker non-votes will have no effect on the outcome of the advisory vote. The results of this vote are not binding on the Board of Directors.

The approval of an amendment and restatement of the 1999 Stock Incentive Plan requires the affirmative vote of a majority of the shares of common stock present, in person or by proxy, at the Annual Meeting and entitled to vote, provided that the total votes cast on the proposal, whether in favor, against, or in abstention, represent a majority of the shares entitled to vote. Abstentions have the same effect as a vote against the proposal. Broker non-votes will have no effect on the outcome of the proposal.

How do I vote by proxy?

You can vote your shares by completing and returning the proxy card or voting instruction card accompanying this Proxy Statement. You also have the option of voting your shares electronically on the Internet or by telephone. Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, and returned your proxy card or voting instruction card. Please see your proxy card or voting instruction card for more information on how to vote by proxy.

What if I don’t vote for some of the items listed on my proxy card or voting instruction card?

If you return your signed proxy card or voting instruction card in the enclosed envelope but do not mark selections, it will be voted in accordance with the recommendations of the Board of Directors. In connection therewith, the Board of Directors has designated Craig L. Martin and John W. Prosser, Jr. as proxies. If you indicate a choice with respect to any matter to be acted upon on your proxy card or voting instruction card, your shares will be voted in accordance with your instructions.

If you are a beneficial owner and hold your shares in street name through a broker or other nominee and do not return the voting instruction card, the broker or other nominee will vote your shares on each matter at the Annual Meeting for which he or she has the requisite discretionary authority. Under applicable rules, brokers have the discretion to vote on routine matters, such as the ratification of the selection of independent registered public accounting firms. Because of changes to these rules, the uncontested election of directors at a shareholder meeting is no longer considered a routine matter. Similarly, these rules have been changed to prohibit broker discretionary authority with respect to votes on executive compensation. Therefore, brokers do not have the discretion to vote on the uncontested election of directors or on any advisory vote regarding the Company’s executive compensation.

Who pays for the proxy solicitation and how will the Company solicit votes?

The Company bears the expense of printing and mailing proxy materials. In addition to this solicitation of proxies by mail, the Company’s directors, officers, and other employees may solicit proxies by personal interview, telephone, facsimile, or email. These individuals will not be paid any additional compensation for any such solicitation. The Company will request brokers and other nominees who hold shares of common stock in their names to furnish proxy materials to the beneficial owners of such shares. The Company will reimburse such brokers and other nominees for their reasonable expenses incurred in forwarding solicitation materials to such beneficial owners. In addition, we have retained MacKenzie Partners, Inc. to assist in the solicitation of proxies for a total fee of up to $30,000 plus reimbursement of expenses.

Can I change or revoke my vote after I return my proxy card or voting instruction card?

Yes. Even if you sign and return the proxy card or voting instruction card in the form accompanying this Proxy Statement, vote by telephone, or vote electronically on the Internet, you retain the power to revoke your proxy or change your vote. You can revoke your proxy or change your vote at any time before it is exercised at the Annual Meeting by giving written notice to the Secretary of the Company, specifying such revocation. You may also change your vote by timely delivering a valid, later-dated proxy or voting instruction card or a later-dated vote by telephone or electronically on the Internet or by voting in person at the Annual Meeting. However, please note that if you would like to vote at the Annual Meeting and you are not the shareholder of record, you must request, complete, and deliver a proxy from your broker or other nominee.

Whom can I contact if I have questions or need assistance in voting my shares?

Please call MacKenzie Partners, Inc., the firm assisting us in the solicitation of proxies, at:

MacKenzie Partners, Inc.

105 Madison Avenue

New York, New York 10016

proxy@mackenziepartners.com

Call Collect: (212) 929-5500

or

Toll-Free (800) 322-2885

DISCUSSION OF THE VARIOUS PROPOSALS

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

At the Annual Meeting, shareholders will be asked to elect three directors to serve on the Board of Directors. The Company’s Bylaws currently provide for eleven directors. The Company’s Certificate of Incorporation and Bylaws divide the Board of Directors into three classes with the terms of office of the directors of each Class ending in different years. The terms of directors in Classes I, II, and III presently end at the annual meetings in 2012, 2013, and 2014, respectively. Classes I and III currently have four directors and Class II has three directors.

The three nominees to be voted upon at the Annual Meeting are in Class I. When elected, the directors serve until their successors have been duly elected and qualified or until any such director’s earlier resignation or removal. Proxies cannot be voted for a greater number of persons than the number of nominees named. If you sign and return the accompanying proxy card or voting instruction card or vote electronically, your shares will be voted for the election of the three nominees recommended by the Board of Directors unless you choose to abstain or vote against any of the nominees. If any nominee for any reason is unable to serve or will not serve, proxies may be voted for such substitute nominee as the proxy holder may determine. The Company is not aware of any nominee who will be unable to or will not serve as a director.

The Board of Directors has nominated Noel G. Watson, Joseph R. Bronson, and Peter J. Robertson for election as Class I directors for three-year terms expiring at the 2015 annual meeting. Thomas M. T. Niles, currently a Class I director, is not standing for re-election at the Annual Meeting. It is expected that, following the Annual Meeting, the size of the Board of Directors will be reduced to ten directors. Ambassador Niles’ contributions to the Company were many and greatly appreciated.

Please see “The Board of Directors and Its Committees” below for information about the nominees for election as directors and the current members of the Board of Directors who will continue serving following the Annual Meeting, their business experience, and other pertinent information.

Directors are elected by a majority of the votes cast with respect to such director in uncontested elections (the number of shares voted “for” a director nominee must exceed the number of shares voted “against” that nominee). Abstentions and broker non-votes are not counted for purposes of the election of directors and, therefore, will have no effect on the outcome of the election.

The Board of Directors unanimously recommends that you vote FOR all Nominees

PROPOSAL NO. 2 — RATIFICATION OF THE APPOINTMENT OF

ERNST & YOUNG LLP

The Audit Committee has selected Ernst & Young LLP (“Ernst & Young”) to audit the consolidated financial statements of the Company as of September 28, 2012, and for the fiscal year then ending. At the Annual Meeting, shareholders will be asked to ratify the selection of Ernst & Young.

The Company has been advised by Ernst & Young that the firm has no relationship with the Company or its subsidiaries other than that arising from the firm’s engagement as auditors, tax advisors, and consultants.

The Company has also been advised that representatives of Ernst & Young will be present at the Annual Meeting where they will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

If the selection of Ernst & Young is not ratified by a majority of the shares of common stock present, in person or by proxy, at the Annual Meeting, then the Audit Committee will consider the appointment of other independent auditors whose selection for any period subsequent to the Annual Meeting will be subject to ratification by the shareholders at the 2013 annual meeting.

The affirmative vote of a majority of the shares of common stock present, in person or by proxy, at the Annual Meeting is necessary to ratify the appointment of Ernst & Young as the Company’s independent registered public accounting firm for the year ending September 28, 2012. Abstentions have the same effect as a vote against the proposal.

The Board of Directors unanimously recommends that you vote FOR the ratification of the appointment of Ernst & Young as the Company’s independent registered public accounting firm for the year ending September 28, 2012

PROPOSAL NO. 3 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Board of Directors of the Company is committed to excellence in governance. As part of that commitment, and as required by Section 14A(a)(1) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Board of Directors is providing the Company’s shareholders with an opportunity to provide an advisory vote related to executive compensation.

The Human Resource and Compensation Committee of the Board of Directors (the “HR&C Committee”) establishes, recommends and governs all of the compensation and benefits policies and actions for the Company’s named executive officers (or NEOs), as identified below under “Compensation Discussion and Analysis—Executive Summary.” Additional information regarding the HR&C Committee and its role is described below in “The Board of Directors and its Committees” and the “Compensation Discussion and Analysis” sections of this Proxy Statement and the related tables and narrative disclosure.

The Company’s executive compensation program is intended to promote recruitment and retention of key employees with exceptional abilities, and motivate performance critical to the success of the Company. Because of the importance of long-term customer relationships to the Company, retention of key executives is considered particularly important. In this regard, because significant differences in compensation between executives can negatively affect retention, the Company limits the variability of compensation and provides retention-enhancing features in its programs.

The HR&C Committee’s compensation philosophy is to provide a compensation program for executives that:

•	Enables the Company to attract, motivate and retain highly-qualified executives by offering competitive compensation;

•

Rewards executives for superior performance through a performance-based cash incentive bonus program that, as further described in this Proxy Statement, places a substantial component of pay at risk by providing that no bonus is payable until a predetermined shareholder return is met;

•	Provides retention and future performance incentives through the use of long-term equity-based incentives and the deferral of annual incentive plan payouts;

•	Encourages executives to have an equity stake in the Company; and

•	Aligns the interests of the Company’s executives with shareholders’ interests.

During fiscal 2011, the equity compensation component of the Company’s pay programs was reevaluated, taking into account the outcome of the shareholder vote on executive compensation at the 2011 Annual Meeting of Shareholders, consultations with the independent consultant of the HR&C Committee, and discussions with major institutional shareholders. As a result of these considerations, the long-term equity based incentive program now has the following features:

•

Instead of time-based restricted stock grants, which were a significant portion of the 2010 equity compensation program, performance-based market stock unit (“MSU”) grants (the structure of the MSU grants is described below under “Compensation Discussion and Analysis—Compensation Elements—2011 Equity Awards”), were awarded to the NEOs;

•	The CEO MSU grant includes a second performance condition based upon the Company’s total shareholder return compared to its peer group over a three-year performance period;

•	The proportion of long-term incentives delivered in the form of stock options granted to the NEOs was reduced so that MSUs comprise the majority of their equity compensation in both shares and value;

•	The HR&C Committee currently intends that the majority of future long-term incentives, measured by shares, will continue to be performance-based; and

•	Equity continues to represent the majority of the CEO and other NEO total direct compensation (base, short-term incentive and equity).

Other significant elements of the Company’s compensation program that reinforce its retention strategies and implements what the HR&C Committee considers best practices are the following:

•	In fiscal 2011 the Company increased the required CEO Company stock ownership guideline from five times to six times base salary;

•	The Company’s annual bonus plan continues to provide for payout of earned bonuses over a three-year period, subject to a requirement of continued employment;

•

New equity award agreements were modified in fiscal 2011 to provide for accelerated vesting after a change in control only if the executive is terminated without cause or quits for good reason (“double trigger vesting”);

•	The Company does not grant and does not maintain any of the following for NEOs:

•	severance or employment agreements,

•	tax reimbursements or gross-ups (other than tax equalization for expatriates or normal relocation expenses),

•	supplemental retirement plans, or

•	executive perquisites such as personal use of airplanes, Company-provided autos and/or auto allowances (except for expatriates), or club dues;

•

In fiscal 2011 the Company adopted a clawback policy that applies when inaccurate financial statements have affected incentive award payments to executive officers (the policy is described below under “Compensation Discussion and Analysis—Clawback Policy”);

•	The Company’s securities trading guidelines preclude the NEOs from transactions involving puts or calls, short sales, and margin purchases or pledges of Company stock;

•	The ratio of the CEO’s total compensation (base pay, bonus, and long-term incentives) to that of the next highest paid NEO is not disproportionate (the ratio was approximately 2.4 to 1); and

•	The HR&C Committee’s independent compensation consultant performs no services for the Company other than those that support the needs of the HR&C Committee.

For the reasons discussed above, the Board of Directors unanimously recommends that shareholders vote in favor of the following resolution:

“Resolved, that the shareholders approve, on an advisory basis, the compensation of the NEOs, as described in the Compensation Discussion and Analysis, the Summary Compensation Table, and the related compensation tables and narrative disclosure in this proxy statement.”

While the resolution is non-binding, the Board of Directors values the opinions that shareholders express in their votes and in any additional dialogue. It will consider the outcome of the vote and those opinions when making future compensation decisions.

The approval of the advisory resolution on the Company’s executive compensation requires the affirmative vote of a majority of shares of common stock present, in person or by proxy, at the Annual Meeting and entitled to vote. Abstentions have the same effect as a vote against the advisory resolution. Broker non-votes will have no effect of the outcome of the advisory vote.

The Board of Directors unanimously recommends that you vote FOR the advisory resolution approving the Company’s executive compensation

PROPOSAL NO. 4 — APPROVAL OF AMENDMENT AND RESTATEMENT OF THE 1999 STOCK INCENTIVE PLAN

At the Annual Meeting, shareholders will be presented with a proposal to approve an amendment and restatement of the 1999 Stock Incentive Plan (the “Stock Incentive Plan”), to permit the grant of incentive bonuses under the Stock Incentive Plan, approve the performance goals under the Stock Incentive Plan, and to make certain other ministerial changes. On November 17, 2011, the HR&C Committee of the Board of Directors unanimously approved the amendment and restatement of the Stock Incentive Plan. To allow for certain awards under the Stock Incentive Plan to qualify as tax-deductible “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code (“Section 162(m)”), the Company is asking shareholders to approve the material terms of the performance goals under the Stock Incentive Plan at the Annual Meeting.

Importantly, this amendment and restatement of the Stock Incentive Plan does not increase the number of shares available for issuance or grant under the Stock Incentive Plan or alter the number of shares that are available for grant as full value awards under the Stock Incentive Plan, nor does this amendment and restatement alter any of the share counting methodologies under the Stock Incentive Plan. Approval of this amendment and restatement of the Stock Incentive Plan is solely for the purpose of allowing the Company to award restricted stock, restricted stock units, and incentive bonuses under the Stock Incentive Plan that are intended to qualify as performance-based compensation under Section 162(m).

The Company believes that it is in the best interests of the Company and its shareholders to provide an incentive plan under which compensation awards made to executive officers can be deducted by the Company for federal income tax purposes. The amended and restated Stock Incentive Plan has been structured in a manner such that awards granted under it can satisfy the requirements for “performance-based compensation” within the meaning of Section 162(m). Under Section 162(m), the federal income tax deductibility of compensation paid to the Company’s CEO and certain executive officers may be limited to the extent that such compensation exceeds $1,000,000 in any fiscal year. However, compensation that satisfies the requirements for “performance-based compensation” as defined in Section 162(m) is not subject to this limit and, therefore, is generally deductible in full by the Company. One of the requirements of “performance-based compensation” for purposes of Section 162(m) is that the material terms of the performance goals under which compensation may be paid be disclosed to and approved by the Company’s shareholders every five years.

For purposes of Section 162(m), the material terms include (i) the employees eligible to receive compensation, (ii) a description of the business criteria on which the performance goals are based, and (iii) the maximum amount of compensation that can be paid to an employee under the performance goals. Each of these aspects is discussed below.

The complete text of the Stock Incentive Plan reflecting all amendments approved by the Board of Directors is attached hereto as Annex A to this Proxy Statement. The following discussion is qualified in all respects by reference to Annex A.

Purpose of the Stock Incentive Plan

The purpose of the Stock Incentive Plan is to advance the interests of the Company and its Related Companies (defined below) by encouraging and enabling the acquisition of a financial interest in the Company by the employees of the Company and its Related Companies. In addition, the Stock Incentive Plan is intended to aid the Company in attracting and retaining employees, stimulating the efforts of its employees, and encouraging them to remain in the employ of the Company.

Administration

The Stock Incentive Plan is administered by the HR&C Committee, or any committee appointed by the Board of Directors that is composed solely of directors who are non-employee directors within the meaning of

Rule 16b-3 of the Exchange Act (the “Administering Committee”). The Administering Committee is authorized to approve all incentive awards under the Stock Incentive Plan, to interpret the Stock Incentive Plan, to fix the forms and terms of incentive awards and times of issuance, to implement any provision of the Stock Incentive Plan by appropriate rules and determinations and to exercise such powers as may be necessary to carry out their functions under the Stock Incentive Plan. The HR&C Committee has been appointed by the Board of Directors as the Administering Committee.

Notwithstanding the foregoing, with respect to any incentive award that is not intended to satisfy the conditions of Rule 16b-3 under the Exchange Act or Section 162(m)(4)(C) of the Internal Revenue Code, the Administering Committee may appoint one or more separate subcommittees (any such committee, a “Subcommittee”) to approve certain incentive awards under the Stock Incentive Plan. Any such Subcommittee would have the full authority of the Administering Committee pursuant to the terms of the Stock Incentive Plan and would operate within guidelines and limitations established by the Administering Committee. Under no circumstances may any such Subcommittee grant incentive awards on terms more favorable than incentive awards provided for by the Administering Committee. Actions by any such Subcommittee within the scope of delegation shall be deemed for all purposes to have been taken by the Administering Committee, and all actions by any such Subcommittee are reported to the Administering Committee on a regular basis.

Eligibility for Awards

In the discretion of the Administering Committee an incentive award may be granted or awarded to any employee of the Company or a Related Company. A “Related Company” is any corporation or other business organization in which the Company owns, directly or indirectly, 50% or more (or, to the extent permitted by Section 409A of the Internal Revenue Code, 20% or more) of the voting power of all classes of stock entitled to vote or the value of shares of all classes of stock at the time the award is made. In the course of its business, the Company sometimes obtains a 20% or more interest in such Related Companies pursuant to strategic alliances that it makes with other companies. As part of these strategic alliances the Company frequently furnishes some of its own employees to the Related Company. The purpose of granting options to such employees is to retain their loyalty to the Company.

During fiscal 2011, approximately 550 employees of the Company and its Related Companies received awards under the Stock Incentive Plan.

Plan Limitations

The total number of shares of common stock available for issuance under the Stock Incentive Plan is 18,700,000, which shares may come from authorized but unissued shares, the Company’s treasury shares, or shares subject to an unexercised portion of an option award that expired, or are canceled, surrendered or terminated. In no event may an employee be granted awards that are denominated in shares covering more than one million shares in the aggregate (taking into account all share-based awards) in a single calendar year.

Forms of Awards

The Stock Incentive Plan provides for the grant of the following types of awards:

Stock Options — The Company may grant nonqualified stock options and incentive stock options (“ISOs”) under the Stock Incentive Plan. A nonqualified stock option gives the optionee the right to purchase common stock of the Company at a price that is not less than 100% of the fair market value of the shares on the date the option is granted. ISOs must comply with Section 422 of the Internal Revenue Code, which requires, among other things, that the option price be 100% of the fair market value of the shares on the date the option is granted. In addition, Section 422 requires that the total fair market value, determined at the time the option is granted, of shares for which ISOs first become exercisable by an optionee during any calendar year may not exceed $100,000. As amended, ISOs may be granted until the tenth anniversary of the date the amendment to and restatement of the Stock Incentive Plan is approved by shareholders.

The option will become exercisable in such amounts and during such time periods as the Administering Committee in its sole discretion determines and provides in the option agreement that the Company enters into with the option holder. Except in the event of a Change in Control, or Disability or death of the employee (each as defined under “Executive Compensation—Compensation Under Various Termination Scenarios”), no option will be exercisable within 12 months after the date on which the option is granted. In no event, however, will any option be exercisable after the expiration of the tenth year following the date on which the option is granted. Except as determined by the Administering Committee at the time an option is granted, options are not assignable or transferable other than by will or by the laws of descent and distribution.

Unless otherwise determined by the Administering Committee, upon a termination of employment: (i) due to retirement, unvested options are forfeited and vested options may be exercised through the date specified in the employee’s award agreement; (ii) due to Disability or death, all options become immediately vested and exercisable through the date specified in the employee’s award agreement; (iii) due to termination by the Company for any reason other than Cause or the employee’s death or Disability or by the employee for Good Reason within two years following a Change in Control (each as defined under “Executive Compensation—Compensation Under Various Termination Scenarios”), all options become immediately vested and exercisable through the earlier to occur of the option expiration date as provided in the grant agreement or two years from the date of termination; or (iv) for reasons other than retirement, Disability, death or a Change in Control, including being employed at a Related Company in which the Company’s investment falls below 20%, or being transferred to a company in which the Company’s investment is less than 20%, unvested options are forfeited and vested options may be exercised through the earlier of the date specified in the employee’s award agreement or three months following the date of termination of employment.

The purchase price payable upon the exercise of an option is payable in full in cash or its equivalent acceptable to the Company, as determined by the Administering Committee. In the discretion of the Administering Committee, the purchase price may be paid by the assignment and delivery to the Company of shares of common stock of the Company that the optionee has owned for at least six months prior to the exercise, or by a combination of shares and cash, equal in value to the option exercise price. In addition, withholding taxes due upon the exercise of nonqualified options may be satisfied in whole or in part by withholding shares of common stock otherwise issuable to the optionee. In no event may an option be exercised in a manner that would result in fractional shares of stock being issued.

Restricted Stock and Restricted Stock Units — The Company may award and issue restricted stock and restricted stock units to an employee. Restricted stock is common stock of the Company subject to certain restrictions on transfer. Restricted stock units are incentive awards denominated in units of Company common stock under which the issuance of Company common stock is subject to such vesting conditions (including continued employment or performance conditions) and other terms and conditions as the Administering Committee deems appropriate. Each restricted stock unit is equal to one share of Company common stock and, subject to satisfaction of any vesting and/or other terms and conditions, entitles an employee to the issuance of one share of Company common stock in settlement of the incentive award. Restricted stock and restricted stock units may not be sold, exchanged, donated, pledged or otherwise transferred until the expiration of a period of time fixed by the Administering Committee in the agreement that the Company enters into with the employee at the time the award is issued. Upon the termination of the employee’s employment with the Company or a Related Company due to retirement, the employee is required to forfeit and surrender his or her restricted stock and/or restricted stock units to the Company to the extent it is still subject to the restrictions on transfer. Upon a termination due to Disability or death, the restrictions on all unvested restricted stock will immediately lapse and unvested restricted stock units will become immediately vested; provided, however, that any awards of restricted stock and/or restricted stock units that are subject to performance-based vesting criteria will remain outstanding and continue to vest or become earned based upon the Company’s actual performance through the end of the applicable performance period. Upon a qualifying termination within two years following a Change in Control, the restrictions on all unvested restricted stock will immediately lapse and unvested restricted stock units will become immediately vested. Upon a termination for reasons other than retirement, Disability, death or a Change in Control, including being employed at a Related Company in which the Company’s investment falls below 20%, or being transferred to a company in which the Company’s investment is less than 20%, unvested restricted stock and restricted stock units will be forfeited. Withholding taxes due from the employee upon the lapse of restrictions on transfer may be satisfied in whole or in part by reassigning shares of common stock back to the Company.

The number of shares of common stock that may be awarded in the form of restricted stock and/or restricted stock units under the Stock Incentive Plan is limited to 10% of the first 11,200,000 shares authorized under the plan, and 50% of any shares authorized in excess of 11,200,000. Taking into account all previous awards of restricted stock and restricted stock units under the Stock Incentive Plan, there are 2,050,320 shares under the Stock Incentive Plan that may be awarded in the form of restricted stock and/or restricted stock units.

Incentive Bonuses — The Company may award an incentive bonus which provides a participant with an opportunity to earn a future cash payment, the amount of which is based on the achievement of one or more objectively-determined performance goals or criteria established for a performance period determined by the Administering Committee. The Administering Committee will determine the timing of payment of incentive bonuses. The maximum amount payable pursuant to the portion of an incentive bonus denominated in cash granted in any calendar year to any one participant under the Stock Incentive Plan that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) may not exceed five million dollars ($5,000,000). Upon a termination of employment or service for any reason (including by reason of death, retirement or Disability), the participant will receive payment in respect of any incentive bonuses only to the extent specified by the Administering Committee.

Qualifying Performance Criteria

The Administering Committee may specify that an incentive award or a portion of an incentive award is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) provided that, other than with respect to options, the performance criteria for an incentive award or portion of an incentive award that is intended by the Administering Committee to satisfy the requirements for “performance-based compensation” under Section 162(m) shall be a measure based on one or more qualifying performance criteria selected by the Administering Committee and specified at the time the incentive award is granted. The performance criteria for any incentive award that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) will be any one or more of the following performance criteria, or derivations of such performance criteria, either individually, alternatively or in any combination, applied to either the Company as a whole, or to a business unit or group of business units, or Related Company, measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target to previous years’ results or to a designated comparison group, in each case as specified by the Administering Committee: (i) revenues; (ii) earnings from operations, earnings before or after income taxes, earnings before or after interest, depreciation, amortization, or extraordinary or special items, earnings before income taxes and any provision for incentive bonuses; (iii) net earnings or net earnings per common share (basic or diluted); (iv) return on assets (gross or net), return on investment, return on capital, or return on beginning, ending or average equity; (v) cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital; (vi) interest expense after taxes; (vii) economic value added or created; (viii) operating margin or profit margin; (ix) stock price or total shareholder return; (x) average cash balance, net cash or cash position; and (xi) strategic business criteria, consisting of one or more objectives based on meeting specified development, strategic partnering, licensing, research and development, market penetration, geographic business expansion goals, cost targets, customer satisfaction, employee satisfaction, management of employment practices and employee benefits, supervision of litigation and information technology, and goals relating to acquisitions or divestitures of subsidiaries, affiliates or joint ventures. To the extent consistent with Section 162(m), the Administering Committee (A) may appropriately adjust any evaluation of performance under a qualifying performance criteria to eliminate the effects of charges for restructurings, discontinued operations, unusual or nonrecurring or extraordinary items and all items of gain, loss or expense determined to be extraordinary or unusual in nature or related to the disposal of a segment of a business or related to a change in accounting principle all as determined in accordance with accounting principles generally accepted in the United States, as well as the cumulative effect of accounting changes, in each case as determined in accordance with accounting principles generally accepted in the United States or identified in the Company’s financial statements or notes to the financial statements, and (B) may appropriately adjust any evaluation of performance under a qualifying performance criteria to exclude the effects of any of the following events that occurs during a performance period: (1) asset write-downs, (2) litigation, claims, judgments or settlements, (3) changes in tax law or other such laws or provisions affecting reported results, (4) reorganization and restructuring programs and (5) payments made or due under the Stock Incentive Plan or any other compensation arrangement maintained by the Company.

Awards for Employees Outside the U.S.

Employees of the Company and its Related Companies located outside the United States are eligible to receive awards under the Stock Incentive Plan. Since the laws, including tax laws and policies, of the countries where these employees are located may differ from those of the United States, the Stock Incentive Plan gives the Administering Committee the power to adopt special terms and conditions for awards being granted to employees outside the United States in order to comply with the laws and policies of the countries involved. These special terms and conditions may be set forth in the award agreements with such employees, and the Administering Committee may approve, among other things, sub-plans or amendments, restatements or alternative versions of the Stock Incentive Plan as it deems appropriate to implement the special terms. However, the Stock Incentive Plan does not permit the Administering Committee to approve terms and conditions for awards that are inconsistent with the terms and conditions of the Stock Incentive Plan as then in effect.

Amendment of the Stock Incentive Plan

The Board of Directors or the Administering Committee may terminate, modify or amend the Stock Incentive Plan at any time without shareholder approval, except that shareholder approval is required for any amendment that would increase the number of shares reserved for the Stock Incentive Plan, reduce the minimum exercise price for options, or reprice or replace any outstanding stock option.

Adjustment of Awards

In the event of any change in capitalization, such as a stock dividend or stock split or recapitalization, or in the event of a spin-off, combination of shares, consolidation or merger, appropriate adjustments shall be made to the options that have been or may be granted under the Stock Incentive Plan, including the number of shares available for grants of incentive awards, the number of shares subject to an outstanding award, and the option price. Adjustments may provide for the elimination of fractional shares (that would otherwise become subject to any incentive award) without payment.

Change in Control of the Company

The Stock Incentive Plan provides that, if the employment with the Company of a holder of an award under the Stock Incentive Plan is terminated by the Company for any reason other than Cause or the employee’s death or Disability or by the employee for Good Reason within two years following a Change in Control, then all options held by the employee under the Stock Incentive Plan will be fully vested and exercisable, all forfeiture provisions imposed on restricted stock will lapse and unvested restricted stock units will become immediately vested. With respect to incentive bonuses, an employee will receive payment only to the extent specified by the Administering Committee.

Stock Incentive Plan Benefits

Because benefits under the Stock Incentive Plan will depend on the Administering Committee’s actions (including a determination of who will receive future awards and the terms of those awards) and the fair market value of a share of common stock at various future dates, it is not possible to determine the benefits that will be received by executive officers and other employees if the amendment and restatement of the Stock Incentive Plan is approved by the shareholders.

U. S. Federal Income Tax Consequences

The following discussion summarizes the material federal income tax consequences to the Company and the participating employees in connection with the Stock Incentive Plan under existing applicable provisions of the Internal Revenue Code and the accompanying regulations. The discussion is general in nature and does not address issues relating to the income tax circumstances of any individual employee. The discussion is based on federal income tax laws in effect on the date of this Proxy Statement and is, therefore, subject to possible future changes in the law. The discussion does not address the consequences of state, local or foreign tax laws.

Nonqualified Options — An employee will not recognize any income upon receipt of a nonqualified stock option, and the Company will not be entitled to a deduction for federal income tax purposes in the year of grant. Ordinary income will be realized by the holder at the time the nonqualified stock option is exercised and the shares are transferred to the employee. The amount of such taxable income, in the case of a nonqualified stock option, will be the difference, if any, between the option price and the fair market value of the shares on the date of exercise.

ISOs — An employee who receives an ISO will not recognize any income for federal income tax purposes upon receipt of the ISO, and the Company will not realize a deduction for federal income tax purposes. However, the difference between the fair market value of the stock on the date of grant and the option exercise price is a tax preference item that may subject the optionee to the alternative minimum tax. If the optionee does not dispose of the ISO shares within two years from the date the option was granted or within one year after the shares were transferred to him on exercise of the option, then that portion of the gain on the sale of the shares that is equal to the difference between the sales price and the option exercise price will be treated as a long-term capital gain. The Company will not be entitled to a deduction either at the time the employee exercises the ISO or subsequently sells the ISO shares. However, if the employee sells the ISO shares within two years after the date the ISO is granted or within one year after the date the ISO is exercised, then the sale is considered a disqualifying sale, and the spread on exercise will be taxed as ordinary income. The balance of the gain will be treated as long- or short-term capital gain depending on the length of time the employee held the stock. If the shares decline in value after the date of exercise, the compensation income will be limited to the difference between the sale price and the amount paid for the shares. The tax will be imposed in the year the disqualifying sale is made. The Company will be entitled to a deduction equal to the ordinary income recognized by the employee.

With respect to both nonqualified stock options and ISOs, special rules apply if an employee uses shares already held by the employee to pay the exercise price or if the shares received upon exercise of the option are subject to a substantial risk of forfeiture by the employee.

Restricted Stock — Employees receiving restricted stock will not recognize any income upon receipt of the restricted stock. Ordinary income will be realized by the holder at the time that the restrictions on transfer are removed or have expired. The amount of ordinary income will be equal to the fair market value of the shares on the date that the restrictions on transfer are removed or have expired. The Company will be entitled to a deduction at the same time and in the same amount as the ordinary income the employee is deemed to have realized. However, no later than 30 days after an employee receives the restricted stock, the employee may elect to recognize taxable ordinary income in an amount equal to the fair market value of the shares at the time of receipt. Provided that the election is made in a timely manner, when the restrictions on the shares lapse, the employee will not recognize any additional income. If the employee forfeits the shares to the Company (e.g., upon the participant’s termination prior to expiration of the restriction period), the employee may not claim a deduction with respect to the income recognized as a result of the election.

Generally, when an employee disposes of shares acquired under the Stock Incentive Plan, the difference between the sales price and his or her basis in such shares will be treated as long- or short-term capital gain or loss depending upon the holding period for the shares.

Restricted Stock Units — Employees who are granted restricted stock units do not recognize income at the time of the grant. When the award vests or is paid, participants generally recognize ordinary income in an amount equal to the fair market value of the units at such time, and the Company will receive a corresponding deduction.

Incentive Bonus — Employees who are granted incentive bonus awards recognize taxable ordinary income at the time the award is paid in an amount equal to the amount so paid, and the Company will receive a corresponding deduction.

Potential Limitation on Deductions — As described above, Section 162(m) denies a deduction to any publicly-held corporation for compensation paid to certain “covered employees” in a taxable year to the extent that compensation exceeds $1,000,000 for such employee. It is possible that compensation attributable to stock awards granted under the Stock Incentive Plan, when combined with all other types of compensation received by a Company covered employee, may cause this limitation to be exceeded in any particular year. Awards that qualify as “performance-based compensation” are disregarded for purposes of the deduction limitation of Section 162(m). The Company does, however, weigh the benefits of compliance with Section 162(m) against the potential burdens of such compliance, and reserves the right to pay compensation that may not be fully deductible.

Federal Income Tax Consequences to the Company — To the extent that a recipient recognizes ordinary income in the circumstances described above, the Company will be entitled to a corresponding deduction provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code and is not disallowed by the $1,000,000 limitation on certain executive compensation under Section 162(m).

Equity Compensation Plans of the Company

The following table presents certain information about the Company’s equity compensation plans as of September 30, 2011:

Plan Category	Column A	Column B	Column C
	Number of securities to be issued upon exercise of outstanding options, warrants, and rights	Weighted- average exercise price of outstanding options, warrants, and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in Column A) (1)
Equity compensation plans approved by shareholders(2)	6,461,510	$43.28	6,574,638
Equity compensation plans not approved by shareholders	—	—	—

Total	6,461,510	$43.28	6,574,638

(1)	Of these shares, 2,250,732 shares are available for future awards under the Stock Incentive Plan and the 1999 Outside Director Plan.
(2)

The number of shares in Column A excludes purchase rights accruing under our two, broad-based, shareholder-approved employee stock purchase plans: the Stock Purchase Plan and the Global Employee Stock Purchase Plan (the “GESPP”). These plans give employees the right to purchase shares at an amount and price that are not determinable until the end of the specified purchase periods, which occurs monthly. Our shareholders have authorized a total of 27.8 million shares of common stock to be issued through the Stock Purchase Plan and the GESPP, which our Board of Directors voluntarily reduced by 1.2 million shares on July 26, 2001. The Board of Directors removed that reduction on November 20, 2008. From the inception of the Stock Purchase Plan and the GESPP through September 30, 2011, a total of 23.5 million shares have been issued, leaving 4.3 million shares of common stock available for future issuance at that date.

The last reported sale of the common stock on the New York Stock Exchange (the “NYSE”) on December 2, 2011, was at $42.05 per share.

Vote Required; Recommendation of the Board of Directors

The affirmative vote of a majority of the shares of common stock present, in person or by proxy, at the Annual Meeting is necessary to approve the amendment and restatement of the Stock Incentive Plan, provided that the total votes cast on the proposal, whether in favor, against, or in abstention, represent a majority of the shares entitled to vote. Abstentions have the same effect as a vote against the proposal. Broker non-votes will have no effect on the outcome of the proposal.

The Board of Directors unanimously recommends that you vote FOR the approval of the amendment and restatement of the Stock Incentive Plan

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Company monitors developments in the area of corporate governance and routinely reviews its processes and procedures in light of such developments. Accordingly, the Company reviews federal laws affecting corporate governance, such as the Sarbanes-Oxley Act of 2002 and the Dodd-Frank Wall Street Reform and Consumer Protection Act as well as various rules promulgated by the Securities and Exchange Commission (the “SEC”) and the New York Stock Exchange (the “NYSE”). The Company believes that it has procedures and practices in place which are designed to enhance and protect the interests of its shareholders.

The Board of Directors has approved Corporate Governance Guidelines for the Company. The Corporate Governance Guidelines address the following matters:

•	The Mission of the Board of Directors;

•	The size of the Board of Directors;

•	Frequency of meetings of the Board of Directors;

•	Committees of the Board of Directors;

•	The requirement that the Board of Directors be comprised of a majority of independent directors;

•	The requirement that the Audit, HR&C, and Nominating and Corporate Governance Committees of the Board of Directors be comprised entirely of independent directors;

•	Guidelines for determining director independence;

•	Majority voting in uncontested elections of directors;

•	Limits on the number of other public company boards on which non-management directors (i.e., a director who is not employed by the Company) may serve;

•	Executive sessions of the Board of Directors wherein non-management directors meet as a group without the presence of management directors;

•	Conflicts of interests;

•	The role and responsibilities of the presiding director;

•	The requirement that the performance of the Chief Executive Officer be evaluated annually and reviewed by the non-management directors;

•	Significant change in professional occupation or employment of a director;

•	Review of the performance of individual directors; and

•	Other matters uniquely germane to the work and responsibilities of the Board of Directors.

Director Education

Also pursuant to the Company’s Corporate Governance Guidelines, the Board of Directors is provided with, and encouraged to participate in, continuing education.

Codes of Ethics

In addition to the Corporate Governance Guidelines, the Board of Directors has adopted the following other codes, guidelines, and policies:

•	Code of Business Conduct and Ethics for Members of the Board of Directors;

•	Code of Ethics for the Chief Executive Officer and Senior Financial Officers; and

•	Corporate Policies Concerning Business Conduct.

These documents, along with the Corporate Governance Guidelines, serve as the foundation for the Company’s system of corporate governance. They provide guidance for maintaining ethical behavior, require that directors and employees comply with applicable laws and regulations, prohibit conflicts of interest, and provide mechanisms for reporting violations of the Company’s policies and procedures.

In the event the Company makes any amendment to, or grants any waiver from, a provision of the Code of Ethics that applies to the principal executive officer, principal financial officer, or principal accounting officer that requires disclosure under applicable SEC rules, the Company will disclose such amendment or waiver and the reasons therefore on its website at www.jacobs.com.

Stock Ownership Guidelines

In an effort to more closely align the Company’s non-management directors’ financial interests with those of the shareholders, the Board of Directors has established stock ownership guidelines for non-management directors. Under these guidelines, the Company’s non-management directors are expected to own common stock valued at a minimum of three times their annual cash retainer. Non-management directors are expected to meet or exceed these guidelines within five years of joining the Board of Directors.

As part of the Company’s continuing efforts to align the financial interests of the Company’s executives with those of the shareholders, the Company has established stock ownership guidelines for the Company’s senior management. Under these guidelines, members of senior management are expected to own common stock valued at between two to six times their base salary, depending upon their position in the Company. The guideline for the Chief Executive Officer is six times base salary. The guideline for Executive Vice Presidents is three times base salary, and the guideline for all other members of the senior management team is two times base salary. The members of senior management subject to these guidelines are expected to meet or exceed these guidelines within three to five years of entering their respective positions.

Committee Charters

The Board of Directors has adopted formal charters for each of its standing Committees:

•	The Audit Committee;

•	The HR&C Committee; and

•	The Nominating and Corporate Governance Committee.

These charters establish the missions of the respective Committees as well as Committee membership guidelines. They also define the purpose, duties, and responsibilities of each Committee in relation to the Committees’ role in supporting the Board of Directors, and assisting the Board in discharging its duties in supervising and governing the Company.

Availability of Documents

The full text of the Corporate Governance Guidelines, Code of Business Conduct and Ethics for Members of the Board of Directors, the Code of Ethics for the Chief Executive Officer and Senior Financial Officers, the Corporate Policies Concerning Business Conduct, Committee Charters, Board of Directors Guidelines for Determining the Independence of its Members, and the other corporate governance materials described in this Proxy Statement are accessible by following the link to “Corporate Governance” on the Company’s website at www.jacobs.com.

The Company will furnish without charge a copy of any of the foregoing documents to any person making such a request in writing and stating that he or she is a beneficial owner of common stock of the Company. Requests should be addressed to: Jacobs Engineering Group Inc., 1111 South Arroyo Parkway, Pasadena, California, 91105, Attention: Corporate Secretary.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

The Board of Directors believes the Board, as a whole, should possess the requisite combination of skills, professional experience, and diversity of backgrounds to oversee the Company’s business. The Board of Directors also believes there are certain attributes each individual director should possess, as reflected in the Board of Directors’ membership criteria. Accordingly, the Board of Directors and the Nominating and Corporate Governance Committee consider the qualifications of directors and director candidates individually as well as in the broader context of the Board’s overall composition and the Company’s current and future needs. The Nominating and Corporate Governance Committee is responsible for reviewing with the Board on an annual basis the appropriate skills and characteristics required of Board members in the context of the current make-up of the Board. This annual assessment enables the Board to update the skills and experience it seeks in the Board as a whole, and in individual directors, as the Company’s needs evolve. This assessment takes into consideration all factors deemed relevant by the Nominating and Corporate Governance Committee, including the matters described under “—Committees of the Board of Directors—Nominating and Corporate Governance Committee.” For incumbent directors, the factors also include past performance on the Board of Directors and its committees.

The following table sets forth the names, ages and background information of the nominees for election as directors and the current members of the Board of Directors who will continue serving following the Annual Meeting, as well as each individual’s specific experience, qualifications and skills that led the Board of Directors to conclude that each such nominee/director should serve on the Board of Directors. The persons who have been nominated for election and are to be voted upon at the Annual Meeting are listed first, with continuing directors following thereafter. Please refer to the Company’s 2011 Annual Report on Form 10-K for information pertaining to the Company’s executive officers.

NOMINEES

Name and Experience	Class	Director Since

Joseph R. Bronson, Director. Mr. Bronson, age 63, is the Principal and CEO of The Bronson Group, LLC., a consulting firm primarily engaged in the area of financial and operational consulting. In May 2011, he was appointed an Advisory Director to GCA/Savvian, LLC., a financial advisory firm based in San Francisco, California. From January 2009 to March 2010, he was the Chief Executive Officer of SVTC (Silicon Valley Technology Corporation), a provider of semiconductor wafer fabrication services to customers requiring product development manufacturing services. From August 2007 to October 2008, he was the President and Chief Operating Officer of Sanmina-SCI, a global electronics manufacturer. From 2004 to 2007, he was the co-Chief Executive Officer and Director of Form Factor, a global leader in advanced semiconductor wafer probe card technology for semiconductor product testing. Mr. Bronson was previously the Executive Vice President and Chief Financial Officer of Applied Materials, Inc., the global leader in semiconductor capital equipment. Mr. Bronson had a number of general management and executive positions with Applied spanning a career of 22 years. Mr. Bronson also currently serves on the Board of Directors of Maxim Integrated Products, Inc., a leading supplier of analog devices to semiconductor industry. He is a Certified Public Accountant and a member of the American Institute of CPA’s and serves as Trustee of Fairfield University and is Chairman of the Leavey School of Business Advisory Board, Santa Clara University, California. He is also a director of two private companies.

Mr. Bronson brings accounting expertise and familiarity with financial statements, financial disclosures, auditing and internal controls to the Board from his prior service as Chief Financial Officer. His senior management level experience at large publicly traded companies also brings to the Board additional perspective regarding the day to day operations of large organizations as well as corporate best practices.

	I	2003

Name and Experience	Class	Director Since

Peter J. Robertson, Director. Mr. Robertson, age 64, was Vice Chairman of the Board for Chevron Corporation, one of the world’s largest energy companies, until April 1, 2009. He joined Chevron in 1973 and over his 36 year career he had a wide variety of responsibilities including directing Chevron’s worldwide exploration and production and global gas businesses, corporate strategic planning, policy, government and public affairs. Between 1989 and 1991 he was Chief Financial Officer of Chevron USA. He is an independent senior adviser with Deloitte LLP, a non executive director of Universal Pegasus International and an advisory director of Campbell-Lutyens. He is co-chairman of the US Saudi Arabian Business Council and chairman of the World Affairs Council of Northern California. He is a past chairman of the US Energy Association. A native of Edinburgh, Scotland, he holds a Bachelor of Science degree in Mechanical Engineering from the University of Edinburgh and an MBA from the University of Pennsylvania, Wharton School, where he was a Thouron Scholar.

Mr. Robertson brings vital knowledge and experience to the Board in the oil and gas industry from his over 36-year career at Chevron Corporation, which is particularly important given the number of Company customers in the energy and refining sector. He also brings valuable international experience in developed and developing countries from his executive experience and the multiple chairmanship and director positions he has held and currently holds. Mr. Robertson also has important accounting know-how and experience with public company financial statements, disclosures and accounting rules from his service as Chief Financial Officer of Chevron USA.

	I	2009

Noel G. Watson, non-executive Chairman of the Board and Director. Mr. Watson, age 75, has been with the Company since 1965 and was Chief Executive Officer of the Company from November 1992 to April 2006. He was also the President of the Company from 1987 until July 2002. Mr. Watson serves on the Board of Directors of GT Solar International Inc.

Mr. Watson brings a deep understanding of the Company’s business, industry and operations to the Board from his over 40-year career at the Company. In addition, as the longest-tenured Board member, he serves as a valuable resource of institutional knowledge.

	I	1989

CONTINUING DIRECTORS

Name and Experience	Class	Director Since

Robert C. Davidson, Jr., Director. Mr. Davidson, age 66, is retired. Mr. Davidson served as the Chairman and Chief Executive Officer of Surface Protection Industries, Inc., a company that provided surface protection products and services worldwide from 1978 to October 2007. He serves as a member of the Boards of Morehouse College (Chairman), Art Center College of Design (Chairman), Cedars-Sinai Medical Center (Vice Chair of Audit Committee), Broadway Federal Bank, f.s.b. (Chairman of Compensation Committee), and the University of Chicago Graduate School of Business Advisory Council. He received a Bachelor of Arts degree from Morehouse College and an MBA in Marketing and Finance from the University of Chicago.

Mr. Davidson brings strong leadership and knowledge and experience of strategic and financial matters to the Board from his founding and building private companies, his almost 30-year career at Surface Protection Industries, Inc., and his prior service as chief executive officer and chairman. He also brings to the Board important knowledge of public company governance through his service on multiple public company boards, including service on compensation committees.

	II	2001

Name and Experience	Class	Director Since

Edward V. Fritzky, Director. Mr. Fritzky, age 61, is retired. Mr. Fritzky served on the Board of Amgen, Inc., a global biotechnology company that discovers, develops, manufactures, and markets human therapeutics based on advances in cellular and molecular biology, from July 2002 to May 2005 and also served as a special advisor to Amgen until July 2004. From January 1994 to July 2002, Mr. Fritzky served as Chief Executive Officer, President and Chairman of the Board of Immunex Corporation, a biotechnology company. From March 1989 to January 1994, he was President and Vice President of Lederle Laboratories, a division of American Cyanamid Company, a pharmaceutical company. Mr. Fritzky serves as a member of the Board of Geron Corporation.

Mr. Fritzky provides strong knowledge of and management and operational experience in the biotechnology and pharmaceutical industries to the Board, which is particularly valuable given the Company’s customers in these industries. He also brings to the Board important knowledge of public company governance through his service as a Board member of Geron Corporation.

	II	2004

Rear Admiral Benjamin F. Montoya, CEC, USN (Retired), Director. Admiral Montoya, age 76, is retired. From 1987 to 1989 he served as the Commander, Naval Facilities Engineering Command and Chief of Civil Engineers. He was Senior Vice President and General Manager of the Gas Supply Business Unit of Pacific Gas and Electric Company from 1991 to 1993. He was President and Chief Executive Officer of Public Service Company of New Mexico, the largest provider of electricity in New Mexico, from 1993 until 2000 and was elected Chairman of the Board in 1999 and served until he retired in October 2000. He was the Chief Executive Officer of SmartSystems Technologies, a company that designs, develops, and manufactures automated security, energy, and other control systems for homebuilders and installers, from 2000 to 2007. Admiral Montoya serves as a member of the Boards of TEC, Inc. and Brown and Caldwell Engineers. He has a Bachelor of Science degree from the U.S. Naval Academy, a degree in Civil Engineering from the Rensselaer Polytechnic Institute, a Juris Doctorate from Georgetown Law School and an Advanced Degree in Environmental Sciences from Georgia Tech.

Admiral Montoya brings important knowledge and experience in the gas industry to the Board, which is particularly valuable given the Company’s customers in the gas industry. His military career, which includes 31 years in the Navy Civil Engineering Corp., also provides the Board with valuable experience and knowledge of general government and military matters, which is particularly valuable given the Company’s government and military contracts. He also brings to the Board important knowledge of public company finance and governance through his past service on the Finance and Audit Committees of Wells Fargo Bank.

	II	2002

John F. Coyne, Director. Mr. Coyne, age 61, is President and Chief Executive Officer and a member of the Board of Directors and Chair of the Executive Committee of Western Digital Corporation (“WD”), a global S&P 500 company. WD designs, develops, manufactures, and sells hard drives and solid state drives. Mr. Coyne joined WD in 1983 and has dedicated the majority of his career to WD, serving the company in many capacities around the globe. He has been President of WD since May 2006 and became CEO in January 2007. From November 2002 until June 2005, Mr. Coyne served as Senior Vice President, Worldwide Operations, from June 2005 until November 2005, he served as Executive Vice President, Worldwide Operations, and from November 2005 until June 2006, he served as Executive Vice President and Chief Operations Officer. A native of Dublin, Ireland, Mr. Coyne received his bachelor’s degree in mechanical engineering from the University College Dublin in 1971.

Name and Experience	Class	Director Since

A mechanical engineer, Mr. Coyne has over 30 years of experience in global high tech industry, including more than three years as President and CEO of WD. He has an extensive background in many parts of the globe in executive capacities in engineering, operations, sales and business management. He also has extensive experience overseeing talent acquisition, retention and development programs and identifying, overseeing and integrating merger and acquisition transactions. These skills, attributes and experiences qualify Mr. Coyne to add perspective and make a valuable contribution to the work of the Board of Directors.

	III	2008

Linda Fayne Levinson, Director. Ms. Fayne Levinson, age 69, is an experienced executive and corporate director. From 1997 until 2004, Ms. Fayne Levinson was a Partner of GRP Partners, a venture capital firm that invests in early stage technology companies. Prior to that, Ms. Fayne Levinson was an executive at Creative Artists Agency, Inc.; a Partner at Wings Partners, a Los Angeles based private equity firm; President of Fayne Levinson Associates, an independent consulting firm; a Senior Vice President of American Express Travel Related Services Co., Inc.; and a Partner of McKinsey & Company, where she became the first woman partner in 1979. Ms. Fayne Levinson also serves as a member of the Boards of DemandTec, Inc., Ingram Micro, Inc., NCR Corporation and The Western Union Company.

Ms. Levinson’s executive, consulting and investment career brings in-depth knowledge of business operations, strategy and technology to the Board of Directors. Her service on the boards of a number of global companies, including her service both as lead director, in one instance, and as chair of compensation committees, provides the Board insight regarding compensation strategies and other corporate governance matters, both of which are key areas of focus in today’s corporate environment.

	III	1996

Craig L. Martin, President, Chief Executive Officer, and Director. Mr. Martin, age 62, has served in various senior and executive positions with the Company since joining it in 1994. Mr. Martin was promoted to President of the Company in July 2002, and became Chief Executive Officer in April 2006.

Mr. Martin brings a deep understanding of the Company’s business, industry, operations and strategic planning to the Board from his more than 15 years of experience with the Company and role as President and Chief Executive Officer. Having Mr. Martin serve on the Board also provides an open channel of communication between the Board and senior management.

	III	2002

General John P. Jumper (USAF Retired), Director. General Jumper, age 66, retired from the U.S. Air Force in 2005 after a distinguished 39-year military career. In his last position as Chief of Staff, he served as the senior military officer in the Air Force leading more than 700,000 military, civilian, Air National Guard, and Air Force Reserve men and women and administering annual budgets in excess of $100 billion. As a member of the Joint Chiefs of Staff, General Jumper provided military advice to the Secretary of Defense, the National Security Council, and the President. During his career, he served as Commander, Air Combat Command; commanded U.S. Air Forces in Europe; and served as Senior Military Assistant to the Secretary of Defense. General Jumper holds a Master of Business Administration degree from Golden Gate University in San Francisco and a Bachelor of Science degree from Virginia Military Institute. General Jumper currently serves on the Boards of Goodrich Corporation, SAIC, Inc., and WESCO Aircraft Holdings, Inc. He also serves on several non-profit and charitable boards.

General Jumper brings valuable leadership and management skills, developed through his military service, including as the highest-ranking officer in the U.S. Air Force. His 39-year military career provides the Board with valuable experience and knowledge of government and the military, which is particularly valuable given the Company’s government and military contracts.

	III	2007

Meetings of the Board of Directors

The Board of Directors holds six regularly scheduled meetings each year and may hold additional meetings from time to time as the Board of Directors deems necessary or desirable. The Board of Directors held eight meetings during fiscal 2011. All directors attended at least 75% of all meetings of the Board of Directors and of the Committees thereof on which they served during the year. The Board of Directors has a policy that directors are expected to attend the annual meetings of shareholders. All directors attended the 2011 annual meeting of shareholders.

During fiscal 2011, the non-management members of the Board of Directors met in executive sessions without management present at all of its regularly held meetings. The Board of Directors expects to continue that practice in fiscal 2012. The director serving as the presiding director at these executive sessions rotates on an annual basis among the chairs of the various Committees of the Board of Directors. No director may serve as the presiding director for two consecutive years. Currently, Admiral Montoya, the Chair of the HR&C Committee, is the presiding director. On January 26, 2012, following the Annual Meeting, the Chair of the Nominating and Corporate Governance Committee will begin serving as the presiding director. The Chair of Audit Committee will begin serving as the presiding director beginning after the 2013 annual meeting of shareholders.

Compensation of Directors for Fiscal 2011

The Company pays non-management directors a cash retainer in the amount of $88,000 per year. Each non-management director also received an annual award of 1,000 restricted stock units, an annual award of an option to purchase 3,500 shares of the Company’s common stock on the first day of March of each year (the “annual grant”), and, upon his or her election to the Board of Directors, an option to purchase 4,000 shares of the Company’s common stock on the first day of the month following the date he or she is first elected to the Board of Directors (the “appointment grant”).

Each of the equity grants described above is made pursuant to the Jacobs Engineering Group Inc. 1999 Outside Director Stock Plan, as amended and restated (the “1999 Outside Director Plan”). Each director option grant vests and becomes exercisable in four equal annual installments commencing on the first anniversary of the grant date. Each director restricted stock unit grant vests in full six months after the grant date; however the award is not settled by issuance of the underlying shares until the director’s retirement from the Board of Directors. In accordance with the terms and conditions of the 1999 Outside Director Plan, the option prices for both the annual grants and the appointment grants are equal to the average of the Fair Market Values (as defined in the 1999 Outside Director Plan) of a share of common stock for the ten trading days ending on the second trading day prior to the date for which the grant price is being determined, but in no event less than eighty-five percent (85%) of the Fair Market Value of a share of common stock on the date the grant price is being determined.

The table below sets forth the compensation paid (or credited) to each of the Company’s directors during fiscal 2011.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3)	Change in Pension Value and Non- qualified Deferred Compensation Earnings ($) (4)	All Other Compensation ($)		Total ($)
Joseph R. Bronson	88,000	49,530	73,362	—	—		210,892
John F. Coyne	88,000	49,530	73,362	—	—		210,892
Robert C. Davidson, Jr.	88,000	49,530	73,362	—	—		210,892
Edward V. Fritzky	88,000	49,530	73,362	—	—		210,892
John P. Jumper	88,000	49,530	73,362	—	—		210,892
Linda Fayne Levinson	88,000	49,530	73,362	—	—		210,892
Benjamin F. Montoya	88,000	49,530	73,362	—	—		210,892
Thomas M.T. Niles	88,000	49,530	73,362	—	—		210,892
Peter J. Robertson	88,000	49,530	73,362	—	—		210,892
Noel G. Watson	88,000	49,530	73,362	157,601	300,000	(5)	668,493

(1)	Represents fees earned during fiscal 2011.
(2)	Represents the grant date fair value of the grants of restricted stock units under the 1999 Outside Director Plan during the fiscal year in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Stock Compensation (“FASB ASC Topic 718”). A grant of restricted stock units relating to 1,000 shares of common stock was made to each then-sitting non-management director on March 1, 2011 and was based on a grant date fair value of $49.53 per share (market price on the date of grant), with a total fair value of $49,530. The aggregate number of shares of restricted stock and restricted stock units outstanding at September 30, 2011 for each director was as follows: J. Bronson – 13,000; J. Coyne – 4,000; R. Davidson –17,000; E. Fritzky – 11,000; J. Jumper – 5,000; L. Levinson – 19,000; B. Montoya – 17,000; T. Niles – 13,000; P. Robertson – 2,000; and N. Watson – 1,000.
(3)	Represents the grant date fair value of options granted under the 1999 Outside Director Plan during the fiscal year in accordance with FASB ASC Topic 718. Please refer to Note 2, Significant Accounting Policies, of Notes to Consolidated Financial Statements included in the Company’s 2011 Annual Report on Form 10-K for a discussion of the assumptions used to calculate these amounts. A grant of options relating to 3,500 shares of common stock was made to each then-sitting non-management director on March 1, 2011 and was based on a grant date fair value of $20.9607 per share, with a total fair value of $73,362. The aggregate number of options outstanding at September 30, 2011 for each director was as follows: J. Bronson – 22,000; J. Coyne – 16,000; R. Davidson – 40,000; E. Fritzky – 35,000; J. Jumper – 20,000; L. Levinson – 40,000; B. Montoya – 19,500; T. Niles – 27,000; P. Robertson 11,000; and N. Watson – 753,500.
(4)	Represents interest credited under the Company’s deferral plans in excess of 120% of the applicable federal long-term rate (“AFR”).
(5)	Represents consulting fees earned during fiscal 2011.

Independence of Directors

The Board of Directors has adopted Board of Directors Guidelines for Determining the Independence of its Members, which are accessible by following the link to “Corporate Governance” on the Company’s website at www.jacobs.com. The Board of Directors has affirmatively determined that each of Ms. Fayne Levinson and Messrs. Bronson, Coyne, Davidson, Fritzky, and Robertson, Ambassador Niles, General Jumper, and Admiral Montoya is independent under Section 303A.02 of the NYSE listed company manual and the Company’s Independence Guidelines. The NYSE’s independence definition also includes a series of objective tests, such as that the director is not an employee of the Company and has not engaged in various types of business dealings involving the Company, which would prevent a director from being independent. None of the Company’s independent directors had any relationship that violated the NYSE’s tests.

In addition, as further required by the NYSE’s listed company manual, the Board of Directors has made an affirmative determination that, other than in respect of their positions as directors and as described below for Messrs. Coyne and Robertson, General Jumper, and Admiral Montoya, no relationship, whether immaterial or material, exists between any independent director and the Company that would prevent a director from being independent. Mr. Coyne is the President and Chief Executive Officer of Western Digital Corporation, which recently became one of the Company’s clients. It is expected that the payments by Western Digital Corporation to the Company for any fiscal year will be substantially less than two percent of the consolidated gross revenues of Western Digital Corporation and will largely consist of pass through costs relating to subcontract labor or third-party materials and equipment. Mr. Robertson was Vice Chairman of Chevron Corporation, one of the Company’s clients, and is on the board of directors of the US-Saudi Arabian Business Council, an organization of business leaders to which the Company has made an aggregate of approximately $6,000 in cash contributions over the past five years. General Jumper is on the board of directors of Air Force Village Charitable Foundation, a charitable organization to which the Company made total cash contributions of approximately $20,000 during the past five years. Admiral Montoya is the Chairman of the Board of Trustees of the CEC/Seabee Historical Foundation, a charitable organization to which the Company has made total cash contributions of approximately $15,000 in the past five years. After a review of the facts, using its business judgment, the Board of Directors determined that these relationships did not compromise Mr. Coyne’s, Mr. Robertson’s, General Jumper’s or Admiral Montoya’s independence.

Board Leadership Structure

The Company’s Corporate Governance Guidelines provide that the Board is free to select its Chairman and Chief Executive Officer in any manner after consideration of relevant factors at the time of the decision. Currently, the Board is led by a non-executive Chairman, Mr. Watson, the former Chief Executive Officer of the Company. The Board has determined that having Mr. Watson serve as Chairman provides significant advantages to the Board, as it allows the Board to benefit from his prior experience and knowledge of the Company’s business and affairs and also facilitates communications and relations between the Board, the Chief Executive Officer and other senior management. Because the Board also believes that strong independent Board leadership is a critical aspect of effective corporate governance, the Board has established the position of presiding director. As discussed above, the presiding director rotates on an annual basis among the chairs of the various committees, with no director serving as presiding director for more than two consecutive years. The presiding director chairs the Board meetings during all executive sessions.

The Board’s Role in Risk Oversight

The Board of Directors oversees the Company’s risk management process. The Board oversees a Company-wide approach to risk management, designed to enhance stockholder value, support the achievement of strategic objectives and improve long-term organizational performance. The Board determines the appropriate level of risk for the Company generally, assesses the specific risks faced by the Company and reviews the steps taken by management to manage those risks. The Board’s involvement in setting the Company’s business strategy facilitates these assessments and reviews, culminating in the development of a strategy that reflects both the Board’s and management’s consensus as to appropriate levels of risk and the appropriate measures to manage those risks. Pursuant to this structure, risk is assessed throughout the enterprise, focusing on risks arising out of various aspects of the Company’s strategy and the implementation of that strategy, including financial, legal/compliance, operational/strategic, health and safety, and compensation risks. The Board also considers risk when evaluating proposed transactions and other matters presented to the Board, including acquisitions and financial matters. In addition, the independent directors discuss risk management during executive sessions without management present.

While the Board maintains the ultimate oversight responsibility for the risk management process, its committees oversee risk in certain specified areas. In particular, the Audit Committee focuses on financial risk, including internal controls, and discusses the Company’s risk profile with the Company’s independent registered public accounting firm. The Audit Committee also reviews potential violations of the Company’s various codes of ethics and related corporate policies. The HR&C Committee periodically reviews compensation practices and policies to determine whether they encourage excessive risk taking, including an annual review of management’s assessment of the risk associated with the Company’s compensation programs covering its employees, including executives, and discusses the concept of risk as it relates to the Company’s compensation programs. Finally, the Nominating and Corporate Governance Committee manages risks associated with the independence of directors and Board nominees. Pursuant to the Board’s instruction, management regularly reports on applicable risks to the relevant committee or the Board, as appropriate, including monthly reports on significant Company projects, with additional review or reporting on risks being conducted as needed or as requested by the Board and its committees.

Committees of the Board of Directors

Audit Committee — The Audit Committee advises the Board of Directors on internal and external audit matters affecting the Company and is responsible for the appointment of the independent auditors of the Company. In addition, the Audit Committee reviews with such auditors the scope and results of their examination of the financial statements of the Company and any investigations by such auditors, and reviews and approves the worldwide audit fee and all non-audit services.

The Audit Committee is governed by a charter which is available by following the links to “Corporate Governance” on the Company’s website at www.jacobs.com or upon written request, as described above under “Corporate Governance—Availability of Documents.” The members of the Audit Committee are Messrs. Bronson (Chair), Fritzky, and Robertson. The Board of Directors has affirmatively determined that all of the members of the Audit Committee meet the Company’s Independence Guidelines, the independence standards of Section 303A.02 of the NYSE listed company manual, Rule 10A-3 under the Exchange Act and are “financially literate” as required by Section 303A.07(a) of the NYSE listed company manual, as such qualification is interpreted by the Company’s Board of Directors in its business judgment. In addition, the Board of Directors has affirmatively determined that all of the members of the Audit Committee are “audit committee financial experts” under Item 407(d)(5) of Regulation S-K. The Board of Directors made this determination based on the respective qualifications and business experience of each of the members, as briefly described above. During fiscal 2011, the Audit Committee held nine meetings. Further information regarding the Audit Committee is set out in the “Report of the Audit Committee” below.

Human Resource and Compensation Committee — The HR&C Committee establishes, recommends, and governs all compensation and benefits policies for executive officers, including individual components of total remuneration, goals, and performance criteria for incentive compensation plans, short- and long-term incentive plan design, and key benefit plans established for employees. The HR&C Committee is responsible for the policy and protocol involved in the granting of all equity compensation and approves directly or through its sub-committee, all equity-based grants made to employees. The HR&C Committee also oversees the administration of employee benefit plans for the Company.

The HR&C Committee is governed by a charter which is available by following the link to “Corporate Governance” on the Company’s website at www.jacobs.com or upon written request, as described above under “Corporate Governance—Availability of Documents.” The members of the HR&C Committee are Admiral Montoya (Chair), Mr. Coyne, and Mr. Davidson. The Board of Directors has affirmatively determined that all of the members of the HR&C Committee meet the Company’s Independence Guidelines and the independence standards of Section 303A.02 of the NYSE listed company manual. During fiscal 2011, the HR&C Committee held five meetings.

Compensation Committee Interlocks and Insider Participation — During the last completed fiscal year, no member of the HR&C Committee was an officer or employee of the Company, was a former officer of the Company, nor had a relationship with the Company requiring disclosure as a related party transaction under Item 404 of Regulation S-K. None of the Company’s executive officers served on the compensation committee or board of directors of another entity whose executive officer(s) served as a director on the Company’s Board of Directors or on the HR&C Committee.

Nominating and Corporate Governance Committee — The Nominating and Corporate Governance Committee assists the Board of Directors in identifying, screening and recommending qualified candidates to serve as directors of the Company and for considering and making recommendations to the Board concerning the Company’s corporate governance policies, principles, and guidelines, including, but not limited to, the appropriate size, function, and needs of the Board. The qualifications that the Nominating and Corporate Governance Committee and Board of Directors consider in identifying qualified candidates to serve as directors include age, skills, such as financial background and skills, international background, education, professional and academic affiliations, industries served, length of service, positions held, and geographies served. While the Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity, it also considers diversity of viewpoints, backgrounds, experience and other demographics in evaluating director candidates. The Chair of the Nominating and Corporate Governance Committee may also consult with outside advisors or retain search firms to assist in the search for qualified candidates. Once potential candidates are identified, including those candidates nominated by shareholders, the Chair of the Nominating and Corporate Governance Committee, the non-executive Chairman of the Board, and the CEO review the backgrounds of those candidates with the Nominating and Corporate Governance Committee. Final candidates are then chosen and then interviewed by non-management directors and executive management of the Company. Based on the interviews, the Nominating and Corporate Governance Committee then makes its recommendation to the Board of Directors. If the Board of Directors approves the recommendation, the candidate is nominated for election by the Company’s shareholders. With regard to procedures for shareholder nominations of directors for election, please see the requirements described below under “Shareholders’ Proposals.”

The Nominating and Corporate Governance Committee is governed by a charter which is available by following the link to “Corporate Governance” on the Company’s website at www.jacobs.com or upon written request, as described above under “Corporate Governance—Availability of Documents.” The members of the Nominating and Corporate Governance Committee are Ms. Fayne Levinson (Chair), General Jumper, and Ambassador Niles. The Board of Directors has affirmatively determined that all of the members of the Nominating and Corporate Governance Committee meet the Company’s Independence Guidelines and the independence standards of Section 303A.02 of the NYSE listed company manual. During fiscal 2011, the Nominating and Corporate Governance Committee held five meetings.

Annual Performance Evaluations

The Nominating and Corporate Governance Committee conducts periodic individual director performance reviews and in particular where a director is standing for re-election. In addition, the Chairs of each of the Committees conduct periodic individual performance reviews of directors on their respective Committees.

Contacting the Board of Directors

Generally — All communications required by law or regulation to be relayed to the Board of Directors are relayed immediately after receipt. Any communications received by management from shareholders which have not also been sent directly to the Board of Directors will be processed as follows: (1) if the shareholder specifically requests that the communication be sent to the Board, the communication will then be promptly relayed to the Board of Directors; and (2) if the shareholder does not request that the communication be sent to the Board of Directors, then management will promptly relay to the Board all communications that the management of the Company, using its best business judgment, determines should be relayed to the Board.

Contacting the Full Board of Directors — Any shareholder, employee or interested party who desires to communicate with the Board of Directors may do so by writing to The Board of Directors, c/o General Counsel, Jacobs Engineering Group Inc., 1111 South Arroyo Parkway, Pasadena, California, U.S.A., 91105, in an envelope marked confidential.

Contacting Non-Management Directors — Any shareholder, employee or interested party who desires to communicate with the Company’s non-management directors may do so as follows:

•	Confidentially or anonymously through the Company’s Integrity Hotline, 1 (877) 522-6272;

•	By writing to Presiding Director, c/o General Counsel, Jacobs Engineering Group Inc., 1111 South Arroyo Parkway, Pasadena, California, U.S.A., 91105, in an envelope marked confidential; or

•	By sending an email to Presiding.Director@Jacobs.com.

Contacting the Audit Committee — Any shareholder, employee or interested party may submit at any time a good faith complaint regarding any questionable accounting, internal accounting controls, or auditing matters concerning the Company without fear of dismissal or retaliation of any kind. Employees are encouraged to report their concerns and complaints to the Company’s senior management, to the Vice President, Internal Audit, or to the Audit Committee of the Board of Directors. Confidential, anonymous reports may be made as follows:

•	Through the Company’s Integrity Hotline, 1 (877) 522-6272;

•

By writing to the Chair of the Audit Committee, c/o General Counsel, Jacobs Engineering Group Inc., 1111 South Arroyo Parkway, Pasadena, California, U.S.A., 91105, in an envelope marked confidential; or

•	By sending an email to Audit.Committee@Jacobs.com.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee hereby reports as follows:

1.	Management has primary responsibility for the accuracy and fairness of the Company’s consolidated financial statements as well as the processes employed to prepare the financial statements, and the system of internal control over financial reporting.

2.	The Audit Committee represents the Board of Directors in discharging its responsibilities relating to the Company’s accounting, financial reporting, financial practices, and system of internal controls. As part of its oversight role, the Audit Committee has reviewed and discussed with Company’s management the Company’s audited consolidated financial statements included in its 2011 Annual Report on Form 10-K.

3.	The Audit Committee has discussed with the Company’s internal auditors and the Company’s independent registered public accounting firm, Ernst & Young, the overall scope of and plans for their respective audits. The Audit Committee has met with the internal auditors and Ernst & Young, separately and together, with and without management present, to discuss the Company’s financial reporting processes and system of internal control over financial reporting in addition to those matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T.

4.	The Audit Committee has received the written disclosures and the letter from Ernst & Young required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young their independence.

5.	The Audit Committee has adopted pre-approval policies and procedures for certain audit and non-audit services which Ernst & Young provides. In developing these policies and procedures, the Audit Committee considered the need to ensure the independence of Ernst & Young while recognizing that in certain situations Ernst & Young may possess both the technical expertise and knowledge of the Company to best advise the Company on issues and matters in addition to accounting and auditing. The policies and procedures adopted by the Audit Committee allow the general pre-approval by the Audit Committee of certain services, such as audit-related services (which include providing accounting and auditing consultation and due diligence services), and tax services (which include general tax compliance, tax research, and planning services), without a specific, case-by-case consideration of each of the services to be performed by Ernst & Young. The policies and procedures require that any other service, including the annual audit services and any other attestation service, be expressly and specifically approved by the Audit Committee prior to such services being performed by Ernst & Young. In addition, any proposed services exceeding the general pre-approved cost levels or budgeted amounts require specific pre-approval by the Audit Committee. The Audit Committee considers whether all pre-approved services are consistent with the SEC’s rules and regulations on auditor independence.

6.	Based on the review and discussions referred to in paragraphs (1) through (5) above, the Audit Committee recommended to the Board of Directors and the Board of Directors has approved the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2011 for filing with the SEC.

Joseph R. Bronson, Chair

Edward V. Fritzky

Peter J. Robertson

AUDIT AND NON-AUDIT FEES

Set forth below are the fees paid by the Company to its independent registered public accounting firm, Ernst & Young, for the fiscal periods indicated, all of which were approved by the Audit Committee pursuant to the approval policies described above.

	2011	2010
Audit fees	$5,786,900	$4,390,000
Audit-related fees	513,600	442,900
Tax fees	624,100	645,600
All other fees	—	—

Total	$6,924,600	$5,478,500

Audit Fees — Consist of fees for professional services provided in connection with the annual audit of the Company’s consolidated financial statements; the reviews of the Company’s quarterly results of operations and reports on Form 10-Q; the rendering of an opinion pursuant to Section 404 of the Sarbanes-Oxley Act of 2002; and the services that an independent auditor would customarily provide in connection with audits of the Company’s subsidiaries, other regulatory filings, and similar engagements for each fiscal year shown, such as attest services, consents, and reviews of documents filed with the SEC.

Audit-Related Fees — Consist of fees for services that are reasonably related to the performance of the audit or review of the Company’s financial statements, including fees for the performance of audits and attest services not required by statute or regulations; audits of the Company’s employee benefit plans; due diligence activities related to mergers, acquisitions, and investments; contractor’s license compliance procedures; and accounting consultations about the application of generally accepted accounting principles to proposed transactions.

Tax Fees — Consist of fees for tax compliance, tax planning, and tax advice. Corporate tax services encompass a variety of permissible services, including technical tax advice related to U.S. and international tax matters; assistance with foreign income and withholding tax matters; assistance with sales tax, value added tax, and equivalent tax related matters in local jurisdictions; preparation of reports to comply with local tax authority transfer pricing documentation requirements; and assistance with tax audits.

COMPENSATION COMMITTEE REPORT

The HR&C Committee of the Board of Directors reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with the Company’s management. Based on such review and discussion, the HR&C Committee recommended to the Board of Directors that this Compensation Discussion and Analysis be included in the Proxy Statement. The Board has approved that recommendation.

Benjamin F. Montoya, Chair

John F. Coyne

Robert C. Davidson, Jr.

COMPENSATION DISCUSSION AND ANALYSIS (“CD&A”)

Executive Summary

Fiscal 2011 was a year of significant performance improvement for the Company despite the continuing effects of the global recession. The Company posted a 35% increase in earnings to $331 million on revenues of $10.4 billion (a 5% increase in revenues over the prior year). Cash flow from operations was $236.5 million (a 7% increase over the previous year) and the Company’s year-end backlog was $14.3 billion (an 8% increase over the previous year). The Company successfully negotiated and completed a number of strategic acquisitions during 2011 that expanded the Company’s presence into certain markets such as mining and minerals and in certain geographic regions such as South America and Australia. The Company’s financial condition at September 30, 2011 was strong, as evidenced by cash of $906 million, working capital of $1.1 billion, and a very low debt-to-equity ratio of 0.17-to-1. These positive developments were reflected in the Company’s year-over-year relative shareholder return vs. its industry peer group (described below), which was above the 50th percentile. For comparison purposes, the following chart shows the Company’s performance vs. its industry peer group over the last six years:

	2006	2007	2008	2009	2010	2011
One year TSR vs. Industry Peer Group	above the 50th percentile	above the 50th percentile	above the 50th percentile	below the 25th percentile	below the 25th percentile	above the 50th percentile

Three year TSR vs. Industry Peer Group	below the 25th percentile	above the 50th percentile	above the 75th percentile	above the 50th percentile	below the 25th percentile	below the 25th percentile

The Company’s compensation actions in 2011 were consistent with its philosophy of attracting, motivating, and retaining highly-qualified executives in the competitive engineering and construction industry and maintaining a pay for performance culture in which incentives are tied to the Company’s short- and long-term performance.

In addition, the equity compensation component of the Company’s pay programs was reevaluated, taking into account the outcome of the shareholder vote on executive compensation at the 2011 Annual Meeting of Shareholders, consultations with the independent consultant of the HR&C Committee, and discussions with major institutional shareholders. As a result of these considerations, the long-term equity based incentive program now has the following features:

•

Instead of time-based restricted stock grants, which were a significant portion of the 2010 equity compensation program, performance-based market stock unit (“MSU”) grants (the structure of the MSU grants is described below), were awarded to the named executive officers identified below (“NEOs”);

•	The CEO MSU grant includes a second performance condition based upon the Company’s total shareholder return compared to its peer group over a three-year performance period;

•	The proportion of long-term incentives delivered in the form of stock options granted to the NEOs was reduced so that MSUs comprise the majority of their equity compensation in both shares and value;

•	The HR&C Committee currently intends that the majority of future long-term incentives, measured by shares, will continue to be performance-based;

•	Equity continues to represent the majority of the CEO and other NEO total direct compensation (base, short-term incentive and equity):

2011 Total Annual Direct Compensation

Other significant elements of the Company’s compensation program that reinforce its retention strategies and implements what the HR&C Committee considers best practices are the following:

•	In fiscal 2011 the Company increased the required CEO Company stock ownership guideline from five times to six times base salary;

•	The Company’s annual bonus plan continues to provide for payout of earned bonuses over a three-year period, subject to a requirement of continued employment;

•

New equity award agreements were modified in fiscal 2011 to provide for accelerated vesting after a change in control only if the executive is terminated without cause or quits for good reason (“double trigger vesting”);

•	The Company does not grant and does not maintain any of the following for NEOs:

•	severance or employment agreements,

•	tax reimbursements or gross-ups (other than tax equalization for expatriates or normal relocation expenses),

•	supplemental retirement plans, or

•	executive perquisites such as personal use of airplanes, Company-provided autos and/or auto allowances (except for expatriates), or club dues;

•	In fiscal 2011 the Company adopted a clawback policy that applies when inaccurate financial statements have affected incentive award payments to executive officers (the policy is described below);

•	The Company’s securities trading guidelines preclude the NEOs from transactions involving puts or calls, short sales, and margin purchases or pledges of Company stock;

•	The ratio of the CEO’s total compensation (base pay, bonus, and long-term incentives) to that of the next highest paid NEO is not disproportionate (the ratio was approximately 2.4 to 1); and

•	The HR&C Committee’s independent compensation consultant performs no services for the Company other than those that support the needs of the HR&C Committee.

The HR&C Committee has general authority for all compensation decisions for the executive officers of the Company. This CD&A discusses and analyzes compensation decisions for fiscal 2011 for the NEOs identified below. Additional information regarding the compensation of the NEOs is found in the Executive Compensation tables below. The 2011 NEOs are:

•	Craig L. Martin, President and Chief Executive Officer (the “CEO”);

•	John W. Prosser, Jr, Executive Vice President, Finance and Administration;

•	Thomas R. Hammond, Executive Vice President, Operations. Mr. Hammond’s primary responsibilities include Aerospace Defense, US Infrastructure and Facilities, and Canadian and UK Process businesses;

•	George A. Kunberger, Executive Vice President, Global Sales; and,

•	Gregory J. Landry, Executive Vice President, Operations. Mr. Landry’s responsibilities include Mainland Europe, the Middle East, India, and the Company’s Oil & Gas business in the U.S.

The key components of the Company’s compensation strategy can be summarized as follows:

Component of Compensation	Primary Purpose

Base Salary	Provides the security of a competitive fixed cash payment for services rendered.

Annual Incentive Compensation	Motivates superior annual performance by tying payout to achievement against pre-established annual financial goals. The award also promotes strong retention because it is paid in three annual installments and is contingent on continued service through each payment date.

Long Term Equity Incentives • Stock Options (time-based vesting) • Market Stock Units (performance-based vesting)

Retain and motivate executives to build shareholder value over the life of the grants.

• Options have value only if Jacobs’ stock price appreciates.

• The number of Company shares, if any, ultimately delivered through MSUs depends on the increase or decrease in Company stock price over a three-year performance period.

• With respect to the CEO’s MSUs, payment is additionally contingent on satisfaction of a total shareholder return measure when compared to industry peers.

Other Benefits	Provide basic benefits generally consistent with those offered to all employees.

In summary, The HR&C Committee believes that the 2011 executive compensation program has been appropriately designed to advance shareholder interests through a compensation program that effectively incentivizes, rewards, and retains the NEOs.

Compensation Philosophy, Objectives, and Process

Philosophy and Objectives — The Company delivers engineering, design, architecture, scientific and system consulting, operations, maintenance, and construction services to customers located throughout the world. The Company employs more than 60,000 people located in 40 countries. The Company’s vision is to provide superior customer value through a long-term, relationship-based approach. The Company in turn strives to provide superior returns to its shareholders through growth in earnings per share and the development of relationships with its employees that incentivize them to deliver value to customers and shareholders. The Company’s executive compensation program is intended to promote recruitment and retention of key employees with exceptional abilities, and motivate performance critical to the success of the Company. Because of the importance of long-term customer relationships to the Company, retention of key executives is considered particularly important. In this regard, because significant differences in compensation between executives can negatively affect retention, the Company limits the variability of compensation and provides retention-enhancing features in its programs.

The HR&C Committee’s compensation philosophy is to provide a compensation program for executives that:

•	Enables the Company to attract, motivate, and retain highly-qualified executives by offering competitive compensation;

•

Rewards executives for superior performance through a performance-based cash incentive bonus program that, as further described below, places a substantial component of pay at risk by providing that no bonus is payable until a predetermined shareholder return is met;

•	Provides retention and future performance incentives through the use of long-term equity-based incentives and the deferral of a portion of the annual incentive plan payouts;

•	Encourages executives to have an equity stake in the Company; and

•	Aligns the interests of the Company’s executives with shareholders’ interests.

Applying its philosophy, the HR&C Committee has established executive compensation programs that reward superior performance, have consequences for underperformance, and are attractive when compared to competing companies. The HR&C Committee does not set predetermined targets for compensation compared to the industry peer group it uses (“industry peer group”) to assess compensation levels in external markets, but uses the industry peer group data as a reference point. The HR&C Committee believes that a mix of both cash and equity incentives is appropriate, as cash incentives reward executives for near term results, while equity incentives motivate executives to increase shareholder value in the long term. The intent is to provide a strong link between pay and the Company’s performance, while attracting and retaining key executives.

A significant portion of executive compensation is tied directly to the value of the Company’s common stock. In addition, executives are expected to have a meaningful ownership interest in the Company, and the HR&C Committee regularly reviews their holdings against pre-established executive ownership guidelines. The HR&C Committee carefully manages equity compensation to provide competitive rewards that are commensurate with long-term results, while limiting dilution to stockholders. This year the HR&C Committee awarded performance-based MSUs that vest based upon the stock price performance over a three-year period and stock options that provide value to our executives only if Jacobs’ stock price increases following the date of the grant.

The Compensation Decision Process — The HR&C Committee directly retains the services of independent consultants and other experts to assist in fulfilling its responsibilities. The HR&C Committee periodically engages the services of Frederic W. Cook & Co., Inc (the “Independent Consultant”), a national executive compensation consulting firm, to review and provide recommendations concerning all of the components of the Company’s executive compensation program. The Independent Consultant performs services solely on behalf of the HR&C Committee and has no relationship with the Company or management except as it may relate to performing such services.

The Company’s CEO works with the HR&C Committee to ensure that the design of executive compensation is conservative, competitive, ethical, and aligned with the Company’s values. He also regularly reviews the compensation of the top 200 most highly compensated employees, excluding himself, to ensure consistency of compensation for all key employees, and provides information and makes recommendations regarding these other executives.

Compensation decisions for the NEOs for fiscal 2011 were made solely by the HR&C Committee, except that the decisions with respect to CEO pay and the equity awards for the NEOs were made by the full Board, upon recommendation from the HR&C Committee.

The 2011 Say-on-Pay and Say-on-Frequency Votes — At the 2011 Annual Meeting of Shareholders on January 27, 2011, as required by Section 14A(a)(1) of the Exchange Act, the shareholders were presented an opportunity to vote on an advisory basis with respect to the compensation of the CEO and other NEOs, as described in the Compensation Discussion and Analysis, the compensation tables and the accompanying narrative disclosure contained in the Proxy Statement issued with respect to that meeting. Shareholder votes with respect to this resolution were: 40,671,646 for and 48,754,130 against, with 1,311,298 abstaining. There were also 16,248,230 broker non-votes with respect to the proposal.

The HR&C Committee carefully considered at numerous meetings the fact that less than a majority of the voting shares were voted in favor of the 2010 executive compensation program. In addition, the Chairman of the Board and the Chairman of the HR&C Committee met with institutional shareholders in order to better understand the reasons for the negative vote. As an outgrowth of these meetings, the HR&C Committee, with input from its Independent Consultant, modified the Company’s long-term incentive program. Restricted stock, which was awarded to the NEOs in 2010 for retention purposes, was not awarded to the NEOs in 2011. Instead, as further described below, a majority of the long-term incentives awarded to the NEOs in fiscal 2011 consisted of performance-based shares in the form of MSUs. In addition, vesting of the MSUs awarded to the CEO is contingent on satisfaction of a relative TSR goal. Additional changes made by the HR&C Committee in fiscal 2011 that reflect the HR&C Committee’s evaluation of the negative shareholder vote were (1) the increase in the CEO’s stock ownership guideline, (2) the implementation of double-trigger provisions with respect to equity vesting after a change in control, (3) the adoption of clawback provisions, and (4) the rewriting of the CD&A to explain in greater detail the rationale for and operation of the Company’s compensation and benefit programs.

At the same Annual Meeting, as required by Section 14A(a)(2) of the Exchange Act, shareholders were presented an opportunity to vote on an advisory basis whether the advisory vote with respect to executive compensation should occur every one, two, or three years. A majority of the voting shares were voted in favor of holding the advisory vote on an annual basis and, in accordance with this shareholder preference, the Board determined that advisory votes will be held on an annual basis. Proposal No. 3 contains the resolution and supporting materials with respect to this year’s vote with respect to executive compensation.

Assessing Compensation Competitiveness — The HR&C Committee, with the help of the Independent Consultant, annually compares each element of compensation to that of a comparator group of companies. As in previous years, the criteria for inclusion in the industry peer group were (1) companies that are generally construction and engineering firms that are direct competitors with the Company for business and executive management talent and (2) companies that are generally one-half to two times the size of the Company in revenues and market capitalization. The group is selected for financial characteristics as well as industry and complexity of operations. The Independent Consultant utilized comparative data disclosed in publicly available proxy statements and other documents filed with the SEC, as well as data from a comprehensive database of pay information developed by Towers Watson regarding the general industry group in which the Company competes for talent.

The HR&C Committee determined that composition of the industry peer group companies it used in the previous year continued to be appropriate. The following chart shows the current industry peer group, including relevant size data. The Company is at the 66th percentile measured by revenue, the 76th percentile measured by market capitalization, and the 83rd percentile measured by number of employees. The Company’s net income for fiscal 2011 was also above the median of the industry peer group at the 63rd percentile.

Most Recently Available Four Quarters ($M)				Employees		Market Capitalization as of 9/30/11 ($M)
Revenues		Net Income
Fluor	$22,396	L-3 Communications	$950	Computer Sciences	91,000	Fluor	$8,091
Computer Sciences	$16,238	SAIC	$608	L-3 Communications	63,000	L-3 Communications	$6,542
L-3 Communications	$15,409	Fluor	$558	Jacobs	52,200	Computer Sciences	$4,163
SAIC	$10,922	KBR	$468	AECOM	48,100	Jacobs	$4,119
Jacobs	$10,382	Jacobs	$331	URS	47,000	SAIC	$4,039
URS	$9,532	AECOM	$276	SAIC	43,400	KBR	$3,563
KBR	$9,361	Chicago Bridge & Iron	$248	Fluor	39,229	Chicago Bridge & Iron	$2,825
AECOM	$8,037	Foster Wheeler	$156	KBR	35,000	URS	$2,364
Shaw Group	$5,938	CH2M Hill	$112	Shaw Group	27,000	Foster Wheeler	$2,143
CH2M Hill	$5,475	Shaw Group	($175)	CH2M Hill	23,000	AECOM	$2,111
Foster Wheeler	$4,564	URS	($434)	Chicago Bridge & Iron	12,600	Shaw Group	$1,571
Chicago Bridge & Iron	$4,243	Computer Sciences	($2,281)	Foster Wheeler	12,105	CH2M Hill(1)	$1,564

75th Percentile	$13,166		$513		47,550		$4,101
Median	$9,361		$248		39,229		$2,825
25th Percentile	$5,706		($32)		25,000		$2,127
Jacobs Percentile	66%		63%		83%		76%

Source: Standard & Poor’s Compustat.

(1)	As of 2/1/11.

Compensation Elements

In 2011, the HR&C Committee utilized findings by the Independent Consultant and data maintained by Towers Watson to determine that the Company’s executive compensation program continued to be both reasonable in relation to competitive pay levels, and appropriate in supporting business objectives and a positive performance-based culture.

As part of the review process preceding the determination of 2011 compensation, the HR&C Committee reviewed data with respect to the position of the Company’s 2010 compensation program for its NEOs against industry peer group and survey data. The review indicated that total actual cash compensation (base salary plus awarded annual bonus) for 2010 was significantly below median levels. With respect to the CEO, long-term incentive values, total direct compensation, and total actual direct compensation including benefits (pensions, deferred compensation, fringe benefits, etc.) were also below median levels. With respect to the other NEOs, long-term incentives were above the median level, total actual direct compensation was at the median, and total actual direct compensation including benefits was below median.

2010 Compensation vs. Competitive Data

Percentage By Which 2010 Compensation was Above (Below) Competitive Median

	Total Actual Cash	Long-Term Incentive	Total Actual Direct Comp.	Total Actual Comp. (including benefits)*
CEO	-34%	-12%	-21%	-30%
All other NEOs	-10%	15%	2%	-11%

*	Includes indirect compensation but excludes relocation/expatriate expenses.

In addition, in order to tally the total value of the compensation and benefits received by the NEOs, the HR&C Committee’s evaluation of executive compensation took into account the “walkaway” value of an executive’s benefits and compensation, that is, the amount an executive would be entitled to under various termination scenarios and stock price assumptions.

Base Salary — In setting executive officer base salaries for fiscal 2011, the HR&C Committee considered the CEO’s recommendations as to each executive officer except himself. The HR&C Committee utilized information provided by its Independent Consultant to determine the competitiveness of base salaries compared to the industry peer group and general survey data.

Given the HR&C Committee’s conclusion that the performance of the CEO and the other NEOs were uniformly good, pay differences were based largely on relative levels of responsibility and tenure in each officer’s respective roles. An additional factor was the HR&C Committee’s determination that the salaries of the four NEOs other than the CEO should be brought closer together, reflecting the HR&C Committee’s conclusion that the NEOs had relatively comparable responsibilities and skills and contributed equally to the success of the Company. For example, Mr. Kunberger (Executive Vice President of Sales) previously had operational responsibilities similar to those of the two Executive Vice Presidents, Operations and could again assume such a role.

An additional factor considered by the HR&C Committee in determining base pay levels for the NEOs is the fact that the Company continues to provide fewer ancillary benefits and other perquisites as compared to the Company’s industry peer group. This situation stems from the HR&C Committee’s belief that focusing on the three core elements of compensation (base salary, incentive compensation, and equity-based compensation) results in a more transparent and easier-to-administer pay system, and is more consistent with the Company’s culture. For example, the Company’s currently available retirement program in the U.S. consists solely of a tax-qualified 401(k) plan with matching contributions and a salary deferral plan that provides non-enhanced market returns. More than 75% of the industry peer group provides additional retirement programs. Similarly, while almost all of the industry peer group provides some form of auto benefits, aircraft benefits, and/or club dues benefits, the Company provides none (except for an auto allowance as part of an expatriate expense allowance). The value of these additional benefits provided by industry peer group companies is significant. Excluding relocation and expatriate expenses for international assignments, the average total annual expenditure by industry peer group companies for these benefits* is approximately $350,000 per person vs. an average of $25,000 per person at the Company. Consistent with this factor, base pay levels for NEOs have generally been higher than median.

* Values are from the Summary Compensation Tables in recent proxy filings under the columns for “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” and “All Other Compensation”.

The following table shows salary decisions for the NEOs, reflecting increases ranging from approximately 3% to 6%. The resulting salaries are approximately 19% above median for the CEO and 16% above median for the other NEOs as a group.

BASE SALARY

Officer	Title	2010	2011	Percent Change
Martin	CEO and President	$1,200,000	$1,250,000	4.17%
Hammond	EVP, Operations	$705,000	$725,000	2.84%
Kunberger	EVP, Sales	$660,000	$700,000	6.06%
Landry	EVP, Operations	$650,000	$690,000	6.15%
Prosser	EVP, Finance & Admin	$640,000	$680,000	6.25%

Incentive Compensation — The NEOs, all the other executive officers, and selected other officers and managers of the Company participate in the Incentive Bonus Plan (the “IBP”), which currently covers over 450 employees. There are several key differences between the IBP and typical bonus plans for senior executives at other companies:

•	No bonuses are payable unless shareholders receive a minimum return on equity and the size of the bonus pool increases as the return in excess of the minimum increases;

•

Because an acceptable shareholder return on equity is a precondition to any bonus award, the “target bonus” for a senior executive is not set at a percentage based on market data—instead, the potential bonus is derived from forecasted earnings for the year and the IBP participants receive a portion of those earnings above the minimum return;

•

The bonus pool payout mechanism reinforces the Company’s focus on growing the Company as a whole by minimizing bonus distinctions among persons at similar levels of responsibility—generally senior management has the same bonus sharing percentage (as a percentage of base pay) and less senior participants receive bonuses that are generally 75%, 50%, or 25% of the senior management bonus percentage; and

•

Unlike the majority of annual incentive plans, the IBP contains a retention element because bonuses are paid in three equal annual installments commencing shortly after the close of the plan year. A participant must work for an additional two years from the initial payment date to receive the full bonus awarded.

The following discussion summarizes the terms of the IBP, as they applied in 2011 and the preceding years described below. The Committee has necessarily reserved the right to amend the IBP and its operation and may do so in future years.

The IBP is funded through a bonus pool that is based on the degree to which the Company’s consolidated pre-tax, pre-bonus earnings (“Earnings”) exceed a threshold earning amount. Specifically, within 90 days after the beginning of the fiscal year, the HR&C Committee approves a specific percentage called the “Hurdle Rate.” This Hurdle Rate is then multiplied by the Company’s consolidated stockholders’ equity in its mid-year financial statements, resulting in an Earnings floor (“Floor”). No amount is accrued into the bonus pool unless and until Earnings exceed the Floor. When Earnings exceed the Floor, a portion of the excess is set aside to fund the bonus pool pursuant to an accrual rate approved by the HR&C Committee. As seen below, the accrual rate has been 15% to 20% for the last six years.

In addition to the first accrual rate, the HR&C Committee also establishes a secondary, higher accrual rate that applies to Earnings that exceed the Floor by a specified amount. Generally, the higher accrual percentage is triggered when Earnings are twice the Floor. In 2011, the HR&C Committee determined that the higher accrual rate should occur when Earnings were 140%, rather than 200% of the Floor. This modification was put in place to provide an enhanced incentive if the Company could overcome worldwide economic conditions that made the base forecast very difficult to achieve. The original internal business plan for the year produced bonus payouts for the NEOs at a projected target of 61% of base pay.

As may be seen from this description, a critical component of the IBP is the yearly determination of the Hurdle Rate, which determines the amount of Earnings the Company must earn before any bonus is payable. As in prior years, the HR&C Committee’s determination for 2011 of the Hurdle Rate focused on what it considered a reasonable base pre-tax, pre-bonus return on equity to shareholders, taking into account economic and market conditions and the fact that the IBP is the funding vehicle for bonuses for all the senior management of the Company. These factors have lead the HR&C Committee to historically choose Hurdle Rates that avoid extremely high payouts even in exceptionally good years and to provide for some payouts in years that are expected to be challenging, provided the Hurdle Rate return is met.

The table below shows the Hurdle Rates and accrual rates set for the past 6 years.

	2006	2007	2008	2009	2010	2011
Return on equity (Hurdle Rate) before any IBP funding	12%	13.5%	16.5%	16%	10%	12%

Sharing ratio with respect to Earnings above Floor (Hurdle Rate times shareholders equity)	20%	20%	20%	15%	20%	15%

Higher Hurdle Rate that must be met before higher sharing ratio applies	24%*	27%*	33%*	32%*	20%*	16.8%**

Sharing ratio with respect to Earnings in excess of Floor using higher Hurdle Rate (higher Hurdle Rate times shareholders equity)	25%	25%	25%	25%	25%	33%

*	200% of primary rate
**	140% of primary rate

At the end of the fiscal year and after the bonus pool has been determined, a portion of the bonus pool is set-aside to fund bonus payments to non-IBP participants. Over the past six years, the portion of the bonus pool that has been set-aside for employees who are not IBP participants has ranged from 25% to 32% of the total bonus pool. Individuals who receive “discretionary” bonuses from these funds are employees who have been recommended by senior management for recognition of exemplary performance during the fiscal year.

Finally, the portion of the bonus pool remaining after the allocation to other employees is distributed among the IBP participants using the weighting formula described in the next paragraph. The IBP provides that, as to each participant, amounts in excess of 50% of the bonus amount produced by this formula can be allocated on a discretionary basis; however, for over a decade the pool has been allocated entirely by this weighting formula.

The weighting mechanism takes each participant’s salary for the year and multiplies it by a factor ranging from 0.5 to 4. A participant’s share of the bonus pool is then equal to the percentage that his or her weighted salary bears to the total weighted salaries of all participants. So, for example, a participant whose salary is weighted by a factor of four will receive a bonus percentage that is four times more than the percentage of a participant with a weighting factor of one. The salaries of the NEOs and the other Executive Vice Presidents all receive a weighting factor of four.

As previously noted, 2011 represented a year of significant financial achievements for the Company. The IBP, however, is designed to set challenging goals and pays nothing until the shareholder return on equity goal is met. Although the original business plan projected payouts for the NEOs of 61% of base pay, actual results for 2011 resulted in a payout for each of the NEOs equal to 53% of base pay.

The actual IBP awards to the NEOs compared to 2010 and the award that was projected as of the beginning of the fiscal year follows:

	2010 Award	2011 Projected Award*	2011 Actual Award
Named Executive Officer
Martin	$674,062	$765,500	$646,186
Hammond	$401,768	$442,250	$378,100
Kunberger	$373,738	$427,000	$357,446
Landry	$365,952	$420,900	$352,130
Prosser	$354,160	$414,800	$346,814

*	Based on internal plan at the start of the fiscal year.

The following chart lists the bonus pool sharing and award levels for the CEO and NEOs over the past six years:

	2006	2007	2008	2009	2010		2011
Actual pre-tax pre-bonus return on average equity	26.6%	30.7%	35.3%	27.3%	15.9%		17.8%
Pool in millions	$38.6	$61.5 (1)	$75.7 (1)	$40.3	$43.1	(2)	$33.5
% of IBP allocated to participants	75%	70%	68%	75%	75%		75%
Actual Incentive Award to NEOs as a Percent of Base Pay	110.46%	125.06%	120.02%	85.07%	57.84	%(2)	53.17%

(1)	Because the unusually strong financial results of the Company for fiscal 2007 and 2008 resulted in exceptionally large bonus pools, the HR&C Committee determined it was prudent and in the best long-term interest of the Company and its shareholders to reduce the bonus pool. The 2007 bonus pool was reduced by 14% to $53 million and the 2008 bonus pool was reduced by 17% to $63 million.
(2)	As described in the 2010 CD&A, the bonus computation for the CEO and the other NEOs fully took into account a pre-tax charge to earnings relating to an unfavorable court judgment with respect to a contract entered into by one of the Company’s subsidiaries prior to its acquisition by the Company. A portion of that charge was excluded for other participants.

As previously noted, unlike most annual incentive plans, awards made pursuant to the IBP are paid in three annual installments (starting shortly after the end of the fiscal year), contingent upon continued employment with the Company. At the discretion of the HR&C Committee, there is a potential exception to the continued service requirement in the case of participants who retire from the Company on good terms (see Compensation under Various Termination Scenarios, below).

Equity-based Compensation — The HR&C Committee believes that long-term equity incentives should comprise the majority of compensation for its senior management. In deciding upon the design and magnitude of long-term incentives the HR&C Committee is guided by several factors: (1) the design must be aligned with shareholder value; (2) the design must be readily understood by participants; and (3) the design must be retentive. In applying these criteria, the HR&C Committee takes into account market data, information and recommendations from its Independent Consultant, and information provided by management, including recommendations by the CEO with respect to the magnitude of equity incentives for executive officers other than himself. Other than off-cycle awards for new hires or promotions, the HR&C Committee historically has awarded equity incentives in May or June. This year, equity incentives were awarded at a regular meeting of the HR&C Committee held on May 26, 2011.

The Company’s equity incentive program has evolved over the last several years. After considering emerging best practices, competitive market data, the results of the say-on-pay vote, and discussions with shareholders, the HR&C Committee decided to award equity incentives in a combination of options and MSUs (described in greater detail below).

Equity Awards before 2010 — Prior to fiscal year 2010, the Company had made equity awards to named executive officers exclusively in the form of stock options. These stock options vested annually at the rate of 25% a year with no exceptions other than for death or disability (in which case vesting accelerated) or certain terminations after a change in control. The option term was seven years. The following chart shows 2006 to 2009 equity awards to NEOs, in terms of both amounts and position relative to peer companies, as well as Company total shareholder return (“TSR”) vs. the industry peer group for the same period. “TSR” takes into account both stock price growth and dividends over the measurement period. Because the Company’s historical grant practices had primarily consisted of awarding a fixed number of options to NEOs that did not vary significantly on a year-to-year basis, over time this practice had generally resulted in the NEOs receiving equity awards significantly below competitive median values.

2006 to 2009 Equity Awards

	2006(1)	2007	2008	2009
One year TSR vs. Industry Peer Group	above the 50th percentile	above the 50th percentile	above the 50th percentile	below the 25th percentile

Three year TSR vs. Industry Peer Group	below the 25th percentile	above the 50th percentile	above the 75th percentile	above the 50th percentile

CEO Stock Options	75,000	100,000	125,000	125,000

Value of CEO Award vs. Median	-35%	-49%	-21%	-51%

Other NEO Stock Options	30,000 to 40,000	40,000 to 50,000	40,000 to 50,000	40,000 to 50,000

Amount By Which Value of Other NEO Awards Was Below/Above Median Values	-19%(2)	-17%	12%	-33%

(1)	Share amounts do not reflect the two-for-one stock split that occurred in March 2007.
(2)	Because he was promoted to Executive Vice President mid-year during 2006, Mr. Landry’s data for 2006 is excluded. If it had been included, the amount below median would have increased from -19% to -33%.

2010 Equity Awards — At the time of the 2010 equity award decisions, the Company’s stock price had significantly decreased from its value over the preceding three years, reflecting the recession’s negative impact on the stock prices of most companies operating in the engineering and construction industry. This had resulted in the in-the-money value of unvested options having very little intrinsic value. The CEO’s unvested equity had an intrinsic value of only $156,000 and the intrinsic value of the unvested equity of the other NEOs was $50,000 each. The engineering and construction business is extremely competitive and the HR&C Committee believes that the skills of its most senior executives generally allow them readily to assume comparable roles with the Company’s competitors. Under these circumstances, the HR&C Committee considered it imperative that the 2010 equity program be designed in a manner that was both competitive and retentive. In examining industry peer group data, the HR&C Committee determined that 10 out of 11 companies in that group used restricted stock as a retention technique, and, in light of this, decided that a portion of the 2010 equity grants should be in the form of time-vesting restricted stock in order for that portion of the equity award to have retention value even if share prices remained flat or declined.

The HR&C Committee further determined that the restricted stock grants should be designed to maximize their retentive impact. Accordingly, it adopted a five-year cliff vesting schedule. This schedule was more stringent than any of the vesting schedules used by its industry peer group companies for their restricted stock programs (the longest cliff vesting schedule used by any of those companies was three years). Except for certain terminations following a change in control, the five-year cliff vesting requirement generally has no exceptions; termination for any reason prior to five years, including termination without cause, death and disability, resulted in forfeiture of the award. The only exception was for executive officers over age 62: for executives between 62 and 65, vesting was 25% a year commencing in the second year; for executives age 65, vesting was at the rate of 20% a year. Because the CEO was under age 62 at the time of the award, his 2010 restricted stock award is intended to have no value if he leaves the Company for any reason within five years.

Given the low market position of the prior years’ grants, the HR&C Committee determined that the Company’s recruiting and retention strategy was at a competitive disadvantage. Taking into account the CEO’s evaluations and recommendations with regard to NEOs other than himself and the HR&C Committee’s independent evaluation of the CEO’s performance, the HR&C Committee determined that all executives were continuing to perform well in a difficult economic environment and that the competitive imbalance should be addressed by awarding restricted stock in an amount that resulted in overall awards more comparable to competitive values. This decision resulted in the following awards:

2010 Equity Awards

2010
One year TSR vs. Industry Peer Group	below the 25th percentile
Three year TSR vs. Industry Peer Group	below the 25th percentile

CEO Stock Options	125,000
CEO Restricted Stock	50,000
Value of CEO Award vs. Median	-12%

Other NEO Stock Options	40,000
Other NEO Restricted Stock	15,000
Amount By Which Value of Other NEO Awards Was Below/Above Median Values	15%

2011 Equity Awards — The issuance of restricted stock in 2010 represented, as described above, the HR&C Committee’s response to the special circumstances faced in 2010 and was not intended as a permanent commitment to the use of time-vesting restricted stock. Consistent with this view, the HR&C Committee determined the primary form of equity incentives that would be provided in 2011 would be in the form of MSUs. In deciding upon the use of MSUs, the HR&C Committee took into account the unfavorable shareholder vote at the 2011 Annual Meeting of Shareholders on the advisory resolution on executive compensation, which the HR&C Committee determined resulted in part from the issuance of restricted stock. While the Committee continues to believe, for the reasons stated above, that options should form a significant portion of long-term incentive compensation, the Committee also determined that additional types of equity incentives should be examined. Working in consultation with its Independent Consultant, the HR&C Committee explored the use of a number of a number of alternative equity awards, and determined that MSUs were, for the reasons described below, a desirable addition to the mix of equity awards provided to executives. MSUs are a type of restricted stock unit, which is subject to the performance contingency described below.

The core MSU concept is that, while an executive is awarded a target number of shares to be paid at the end of a three-year cliff vesting period, the actual number of shares earned depends on the performance of the Company’s stock price over the vesting period. Specifically, if, at the end of the three-year vesting period, the ending average stock price is 50% or more of the beginning average stock price, the target number of MSUs is multiplied by the Stock Performance Multiplier. The “Stock Performance Multiplier” equals the ending average stock price divided by the beginning average stock price. For this purpose, the beginning and ending prices are based on the average closing price of the Company’s common stock over the 60-calendar day periods ending on the award date and third anniversary of the award date. The beginning average stock price for the 2011 MSUs, based on this methodology, was $48.54. The maximum payout is capped at 200% of the target number of shares. If the ending share price is less than 50% of the beginning average stock price, no award is made.

While MSUs provide some value even when the stock price declines (so long as the ending average stock price is 50% or more of the beginning average stock price), their design strongly magnifies the benefits of an increased stock price and the detriment of a decreased price. For example, a 25% share price decline reduces the value of the award by approximately 56% (75% of the target shares are delivered with each share having a value of only 75% of the initial value). An additional benefit of the MSU design is that the high expense charge for the Company’s options required by the accounting rules makes MSUs a relatively efficient way to deliver equity values. For example, for the same accounting expense MSUs deliver more ultimate value than options to executives unless the stock price more than triples by the end of the three-year performance period. This factor reinforced the HR&C Committee’s conclusion that both shareholder and executive interests were advanced through the addition of MSUs to the award mix.

To determine the dollar value of awards to be granted the NEOs and consistent with its process for determining the magnitude of awards in 2010, the HR&C Committee examined data with respect to grant values at the 25th, 50th, and 75th percentiles among industry peer group companies. It also considered the size of the awards granted the NEOs in 2010, which reflected the HR&C Committee’s previous evaluation of the magnitude of awards considered necessary in order to align with competitive levels. The determination of award levels in 2011 also took into account the HR&C Committee’s review of the CEO’s performance and that of the other NEOs (and the CEO’s recommendations with respect to the other NEOs), as well as the Company’s overall performance in what continues to be challenging economic circumstances. Taking all these factors into account, the HR&C Committee determined that the following grants should be awarded (the following chart also shows the resulting variance from median levels):

2011 Equity Awards

2011
One year TSR vs. Industry Peer Group	above the 50th percentile
Three year TSR vs. Industry Peer Group	below the 25th percentile

CEO Stock Options	45,000
CEO Market Stock Units	55,000
Value of CEO Award vs. Median	-20%

Other NEO Stock Options	15,000
Other NEO Market Stock Units	19,000
Amount By Which Value of Other NEO Awards Was Below/Above Median Values	15%

As part of the process of redesigning the delivery of equity compensation, the HR&C Committee also currently intends that future awards will also deliver the majority of value and shares in performance-based compensation, either through MSUs or other forms of performance-based equity.

Finally, the HR&C Committee determined that, in order to reflect his leadership position and to even further align the CEO’s long-term incentives with shareholder objectives, the CEO’s MSUs should also be subject to an additional TSR condition. Specifically, in order to receive full payout of whatever MSU award was otherwise earned at the end of the three-year performance period, the Company’s TSR compared to its peers must be at least at the 50th percentile. If performance is at the 25th percentile, 50% of the otherwise payable award is paid. No award is payable if TSR is below the 25th percentile. If performance is between the 25th and 50th percentile, the amount of the otherwise payable award is increased from 50% to 100% of the full award on a linear basis.

Grant Process — As in previous years, the exercise price of stock option grants was set at 100% of the closing market price of a share of the Company’s common stock on the date the HR&C Committee met and determined the grants. New hire awards, relocation, or retention grants made to executive officers at other times are determined at the closest pre-established meeting date of the HR&C Committee. The HR&C Committee approves non-executive employee grants in the same manner as executives. In this regard, the HR&C Committee has delegated certain limited authority to the CEO to make equity grants in accordance with the rules established by the HR&C Committee for non-executive officers throughout the year. As soon as administratively practicable after a new hire, promotion, or retention warrants an equity grant, the CEO reviews and approves the award. All awards are granted on the date the CEO takes action and, if in the form of stock options, awards are priced based upon the closing market price of a share of common stock on that date. The HR&C Committee periodically receives a report of the CEO’s actions each year. In 2011, no awards were made on a date other than when the HR&C Committee met or on the date the CEO approved an award.

Summary of Compensation Decisions — The following table summarizes the results of the HR&C Committee’s compensation actions for fiscal 2011. The HR&C Committee believes that its actions are appropriate, taking into account its uniformly favorable evaluation of the performance of the NEOs, the continuing challenges faced by the Company, and competitive pay data. In addition, and importantly, it bears repeating that the majority of the NEO compensation was paid in performance-based awards. The value of these awards depends on the Company’s continuing success, so that the portion of the values below for equity awards (which are the values determined for accounting purposes) only represent real deliverable value in the event of such success.

	2011 Total Compensation(1)	2011 Total Compensation(1)
	% change from 2010	vs. Median
CEO	-8%	-35%
Other NEOs	-1%	-10%

(1)	Total compensation is based on total compensation as reported in the Summary Compensation Table (salary, actual bonus, grant date value of long-term incentives, Pension/Deferred Compensation, and All Other Compensation values). It excludes relocation/expatriate allowances. As noted below, Mr. Hammond’s relocation/expatriate allowance has been terminated in connection with his relocation to the United States.

Other Benefits and Policies

Benefits Programs — With the exception of its executive deferred compensation plans, which are generally available to most of the Company’s senior management, and certain expatriate arrangements, the Company provides executives with the same benefit plans offered to staff employees. During 2011, the CEO and other NEOs were eligible for the Company’s 401(k) plan. The plan provides maximum contributions within legal guidelines and a match equal to 50% of the first 6% of eligible pay (currently $245,000). This is the same plan the Company offers to all full-time employees in the United States. Neither the CEO nor the other NEOs participated in any defined benefit retirement or supplemental retirement benefit plan.

The Company has qualified employee stock purchase plans in which all employees meeting certain minimum eligibility requirements in certain countries are eligible for participation. The Company adopted a safe-harbor plan design in 2006 that provides for a 5% discount from the closing price of a share of common stock at the end of each purchase period. The safe-harbor plan results in no accounting cost to the Company. Several executive officers participate in the employee stock purchase plans. The employee stock purchase plans offered by the Company are open to most employees in North America and Europe.

Perquisites — The CEO and other NEOs are eligible to participate in the same benefits as those offered to staff employees and, except for requirements unique to expatriate assignments and relocation benefits generally, have no special executive perquisites. The terms and conditions of each expatriate assignment are determined utilizing data provided by outside consultants. The assignment package is designed to cover the cost of relocation, housing, and the differential in the cost of goods and services in the host country. The Company also provides tax equalization and compensation for hardship conditions. During 2011, the Company had one NEO, Mr. Hammond, with an international assignment agreement approved by the HR&C Committee that is described more fully in the Summary Compensation Table. Mr. Hammond’s assignment conditions are standard for employees on assignment with accompanying family members. As of September 1, 2011, Mr. Hammond’s international assignment package ended, as a result of his relocation back to corporate headquarters in Pasadena, California.

Payments at Termination or Change in Control — The Company does not have employment agreements with its NEOs. The only benefits that NEOs may be entitled to upon termination are a potential payout under the IBP upon retirement, which is at the HR&C Committee’s discretion. The terms of stock options and MSUs awarded to the NEOs in 2011 also provide for accelerated vesting in the event of death or disability (the final determination of the payout, if any, with respect to MSUs is determined at the end of the three-year performance period.)

In addition to these provisions, the terms of stock options and MSUs awarded to NEOs in 2011 provide for potential double trigger equity acceleration upon certain terminations following a change-in-control. The Company provides for this type of equity acceleration as a means of focusing executive officers on stockholder interests when considering strategic alternatives. These provisions only apply in the event a change-in-control is consummated and then only if the employee incurs a qualifying termination (generally, a termination by the employee for good reason or by the Company other than for cause) within two years of the change-in-control.

Further explanation of the termination provisions may be found in the text accompanying “Executive Compensation Under Various Termination Scenarios” below.

Stock Ownership Guidelines

The Company has established stock ownership guidelines for its executive officers. The HR&C Committee reviews each executive’s holdings with respect to these ownership guidelines each year. At its May 2011 meeting, the HR&C Committee increased the stock ownership guideline for the CEO from five to six times base salary. As of that meeting, the CEO’s stock ownership significantly exceeded the six times-base-salary multiple and other NEOs significantly exceeded their guideline of a three times-base-salary multiple.

Company Policy on Hedging or Pledge of Stock

The Company’s trading policies contain stringent restrictions on transactions in Company stock by executive officers. All trades by executive officers must be pre-cleared. The executive officers are prohibited from any trading in puts or calls and from engaging in short sales of Company stock. In addition, the Chair, CEO, and Executive Vice Presidents are prohibited from pledging Company stock or using it as loan collateral or as part of a margin account. The ability of other executive officers to engage in such transactions is subject to a pre-clearance requirement.

Clawback Policy

At its September 2011 meeting the HR&C Committee adopted a clawback policy with respect to incentive awards to executive officers awarded subsequent to fiscal 2011. The Company is authorized to recover a portion of incentive awards paid within three years of a financial statement that is inaccurate due to material noncompliance with any financial reporting requirement under the securities laws. Recovery applies to the extent a lesser amount would have been paid under the restated financial statement.

Tax Considerations

Section 162(m) of the Internal Revenue Code limits deductions for certain executive compensation in excess of $1,000,000 in any fiscal year. The Company attempts to structure its compensation arrangements to permit deductibility under Section 162(m), unless the benefit of such deductibility is outweighed by the need for flexibility or the attainment of other corporate objectives. Since corporate objectives may not always be consistent with the requirements for full deductibility, the HR&C Committee is prepared, if it deems appropriate, to enter into compensation arrangements under which payments may not be deductible under Section 162(m). Thus, deductibility is not the sole factor used by the HR&C Committee in ascertaining appropriate levels or modes of compensation.

Section 162(m) provides that performance-based compensation is not subject to the deductibility limits described in the preceding paragraph. One condition for this exception is that the compensation be paid pursuant to a shareholder approved plan. Proposal No. 4 will amend and restate the Stock Incentive Plan to increase the types of compensation that can qualify for this exception.

Compensation Risk Assessment

As part of its oversight, the HR&C Committee considers the impact of the Company’s executive compensation program, and the incentives created by the compensation awards that it administers, on the Company’s risk profile. The HR&C Committee also retained the Independent Consultant to conduct a risk assessment of the Company’s compensation policies and practices.

In addition, the Company reviews all of its compensation policies and practices, including the incentives that they create and factors that may affect the likelihood of excessive risk taking, to determine whether they present a significant risk to the Company. The Company’s pay philosophy provides an effective balance in cash and equity mix, short- and longer-term performance periods, financial and non-financial performance, and allows for the HR&C Committee’s discretion. Further, policies to mitigate compensation-related risk include ownership guidelines, vesting periods on cash and equity, insider-trading prohibitions, and independent HR&C Committee oversight. Based on this review, both for our executive officers and all other employees, the Company and the Independent Consultant concluded that the risks arising from the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company, and the HR&C Committee reviewed and approved this conclusion.

EXECUTIVE COMPENSATION

Summary Compensation Table

The table below summarizes the total compensation earned in fiscal 2009, 2010, and 2011 by the Company’s Principal Executive Officer, Principal Financial Officer and three other most highly compensated executive officers (collectively, the “NEOs”).

Name and Principal Position	Fiscal Year	Salary ($) (1)	Stock Awards ($) (2)		Option Awards ($) (3)	Non- Equity Incentive Plan Compen- sation ($)	Change in Pension Value and Non- qualified Deferred Compensation Earnings ($) (4)	All Other Compen- sation ($)		Total ($)
Craig L. Martin	2011	1,222,960	3,131,150	(5)	847,575	646,186	5,110	7,350	(6)	5,860,331
President and Chief Executive Officer	2010	1,165,385	2,121,500		2,404,038	674,062	5,915	7,350		6,378,250
	2009	1,150,000	—		2,482,313	978,254	5,846	7,350		4,623,763

John W. Prosser, Jr.	2011	652,308	1,081,670	(5)	282,525	346,814	33,500	7,350	(6)	2,404,167
Executive Vice President Finance And Administration	2010	612,308	636,450		769,292	354,160	38,776	7,350		2,418,336
	2009	600,000	—		794,340	510,394	38,329	7,350		1,950,413

Thomas R. Hammond	2011	729,067	1,081,670	(5)	282,525	378,100	12,229	259,154	(7)	2,742,745
Executive Vice President - Operations	2010	694,615	636,450		769,292	401,768	14,155	734,849		3,251,129
	2009	690,000	—		794,340	586,952	13,992	830,150		2,915,434

George A. Kunberger	2011	685,873	1,081,670	(5)	282,525	357,446	—	7,350	(6)	2,414,864
Executive Vice President - Operations	2010	646,154	636,450		769,292	373,738	—	7,350		2,432,984
	2009	640,000	—		794,340	544,420	—	57,350		2,036,110

Gregory J. Landry	2011	662,308	1,081,670	(5)	282,525	352,130	24,663	7,350	(6)	2,410,646
Executive Vice President - Operations	2010	632,692	636,450		769,292	365,952	29,340	7,350		2,441,076
	2009	625,000	—		794,340	531,660	29,850	7,350		1,988,200

(1)	Consists of base salary earned during the year including any time off with pay and cash-pay-out of accrued time off in excess of the Company’s limit.
(2)	Represents the grant date fair value of the target shares of MSUs awarded under the Stock Incentive Plan in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Stock Compensation (“FASB ASC Topic 718”). The award was based on a grant date fair value of $56.93. Please refer to Note 2, Significant Accounting Policies, of Notes to Consolidated Financial Statements included in the Company’s 2011 Annual Report on Form 10-K for a discussion of the assumptions used to calculate these amounts.
(3)	Represents the grant date fair value of options granted (adjusted, however, to exclude the effects of estimated forfeitures) under the Stock Incentive Plan in accordance with FASB ASC Topic 718. Please refer to Note 2, Significant Accounting Policies, of Notes to Consolidated Financial Statements included in the Company’s 2011 Annual Report on Form 10-K for a discussion of the assumptions used to calculate these amounts.
(4)	Consists of interest credited under the Company’s nonqualified Executive Deferral Plans in excess of 120% of the AFR.
(5)	The maximum number of MSUs is shown in the “2011 Grants of Plan Awards” table.
(6)	Consists solely of Company contributions to the 401(k) Plan.
(7)	Consists of $7,350 Company contributions to the 401(k) Plan as well as the following other amounts: $44,304 – goods and services differential; $186,490– foreign housing allowance; $3,741– automobile and rail allowance; and $17,269 – tax equalization payments. These amounts were paid in connection with Mr. Hammond’s temporary relocation to the Company’s Reading, England office through September 2011 pursuant to the Assignment Letter Agreement dated February 16, 2005, as amended. Certain of these amounts were paid to Mr. Hammond in British Pounds Sterling and were converted into U.S. dollars at the rate of 1.61 U.S. dollars to each British Pound Sterling (the average exchange rate during fiscal 2011.

Amounts listed under the column, “Non-Equity Incentive Plan Compensation,” represent the annual incentive awards earned in fiscal 2009, 2010, and 2011 as determined by the HR&C Committee at its November 19, 2009, November 18, 2010, and November 17, 2011 meetings, respectively. As noted above under “Compensation Discussion and Analysis—Compensation Elements—Incentive Compensation,” the amount paid for 2011 consists of one third of the award earned in fiscal 2011, one third of the award earned in 2010, and one third of the award earned in 2009. Similarly, the amount paid in 2010 consists of one third of the award earned in fiscal 2010, one third of the award earned in 2009, and one third of the award earned in 2008. The amount paid in 2009 consists of one third of the award earned in fiscal 2009, one third of the amount earned in 2008, and one third of the amount earned in 2007.

2011 Grants of Plan Based Awards

The table below summarizes all grants of plan based awards to the NEOs in fiscal 2011:

Name	Grant Date		Estimated Future Payouts Under Non-equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Option Awards: Number of Shares of Stock or Units (#) (4)	Exercise or Base Price of Option Awards ($ /Sh) (4)	Grant Date Fair Value of Stock and Option Awards ($) (5)
			Threshold	Target	Maximum	Threshold	Target	Maximum
			($)	($)	($)	(#)	(#)	(#)
Craig L. Martin	26-May-11								45,000	44.91	847,575
	26-May-11	(3)				—	55,000	110,000			3,131,150
				765,500

John W. Prosser, Jr.	26-May-11								15,000	44.91	282,525
	26-May-11					—	19,000	38,000			1,081,670
				414,800

Thomas R. Hammond	26-May-11								15,000	44.91	282,525
	26-May-11					—	19,000	38,000			1,081,670
				442,250

George A. Kunberger	26-May-11								15,000	44.91	282,525
	26-May-11					—	19,000	38,000			1,081,670
				427,000

Gregory J. Landry	26-May-11								15,000	44.91	282,525
	26-May-11					—	19,000	38,000			1,081,670
				420,900

(1)	This amount represents the 2011 projected award under the Incentive Bonus Plan based on the Company’s internal plan at the start of fiscal 2011. See “Compensation Discussion and Analysis—Compensation Elements—Incentive Compensation” above for a description of the Incentive Bonus Plan and the manner in which bonuses are computed.
(2)	Represents the threshold, target and maximum pay-out shares of awards of market stock units each NEO could earn under the Stock Incentive Plan. The award was based on a grant date fair value of $56.93.
(3)	On October 14, 2011 Mr. Martin’s MSU award was modified to include a relative total shareholder return performance metric, as discussed below under “—Narrative Disclosure to Summary Compensation Table and Grant of Plan Based Award Table—Equity Awards.”
(4)	Represents options granted under the Stock Incentive Plan. The exercise price is equal to the closing price of a share of the Company’s common stock as quoted by the NYSE Composite Transaction Report on the grant date.
(5)	Represents the grant date fair value of options and target shares of MSUs granted under the Stock Incentive Plan in accordance with FASB ASC Topic 718. Please refer to Note 2, Significant Accounting Policies, of Notes to Consolidated Financial Statements included in the Company’s 2011 Annual Report on Form 10-K for a discussion of the assumptions used to calculate these amounts.

Narrative Disclosure to Summary Compensation Table and Grant of Plan Based Awards Table

Equity Awards — NEOs receive long-term equity awards pursuant to the terms of the Stock Incentive Plan. The exercise price of stock option grants are set at 100% of the closing price of a share of common stock on the date the HR&C Committee meets and determines the grants. New hire awards, relocation or retention grants made at other times are determined at the closest pre-established meeting date of the HR&C Committee to the event warranting consideration of the award.

The NEOs stock option grants vest ratably over four years and the MSUs vest on the terms described below. The stock options and market stock units are subject to acceleration upon a termination (other than for cause in the case of options, or any reason in the case of restricted stock) within two years of a change in control or, in the case of options, upon death or disability. The options also provide for the continued exercise of vested options upon retirement for the life of the grant, but do not provide any additional vesting opportunity for unvested awards.

The NEOs MSU is a performance-based restricted stock unit award based on a targeted number of shares to be paid at the end of a three-year cliff vesting period subject to the performance of the Company’s stock price over the vesting period. Specifically, if, at the end of the three-year vesting period, the ending average stock price is 50% or more of the beginning average stock, the target number of MSUs is multiplied by the Stock Performance Multiplier. The “Stock Performance Multiplier” equals the ending average stock price divided by the beginning average stock price. For this purpose, the beginning and ending prices are based on the average closing price of the Company’s common stock over the 60-calendar day periods ending on the award date and third anniversary of the award date. The beginning average stock price, based on this methodology, was $48.54. The maximum payout is capped at 200% of the target number of shares. If the ending share price is less than 50% of the beginning average stock price, no award is made.

The CEO’s MSUs are further subject to an additional TSR condition. Specifically, in order to receive full payout of whatever MSU award was otherwise earned at the end of the three-year performance period, the Company’s TSR compared to its peers must be at least at the 50th percentile. If performance is at the 25th percentile, 50% of the otherwise payable award is paid. No award is payable if TSR is below the 25th percentile. If performance is between the 25th and 50th percentile, the amount of the otherwise payable award is increased from 50% to 100% of the full award on a linear basis.

Non-Equity Incentive Compensation — NEOs participate in the Incentive Bonus Plan. Under the terms of the Incentive Bonus Plan, participants receive bonus awards from a bonus pool accrued throughout the Company’s fiscal year based on the Company’s results of operations. Within 90 days after the beginning of the fiscal year, the HR&C Committee approves a specific percentage called the “hurdle rate”. Multiplying the hurdle rate times the Company’s average consolidated stockholders’ equity results in an earnings floor (“floor”). For fiscal 2011, when earnings exceed the floor, the bonus pool accrues at 15% of earnings in excess of the floor. Once earnings exceed 140% of the floor, the bonus pool accrues at 33% of earnings in excess of 140% of the floor. Additional information concerning the Incentive Bonus Plan is contained above in “Compensation Discussion and Analysis—Compensation Elements—Incentive Compensation.”

The HR&C Committee determines the percentage of the bonus pool to be shared with participants in the Incentive Bonus Plan. The bonus pool is allocated to participants based upon the ratio of the participant’s salary weighted by one of six designated factors within the Incentive Bonus Plan to the aggregate weighted salaries of all participants. Fifty percent of the award is fixed based upon Company financial performance as described above. The remainder is discretionary and may be allocated to participants based upon individual performance, provided that the allocated discretionary portion, when added to the allocated fixed portion, may not exceed the aggregate bonus pool allocated to the participants. Participant bonus awards are paid in three annual installments, contingent upon continued employment with the Company. The Incentive Bonus Plan does provide for payout of the outstanding bonus award upon retirement, subject to the HR&C Committee’s discretion.

Employment Agreements — The Company has no employment agreements with the NEOs. As described below, however, the Company has entered into agreements with Thomas R. Hammond and George A. Kunberger relating to their respective assignments or relocations.

The Company entered into an Assignment Letter Agreement dated February 16, 2005 with Thomas R. Hammond, an Executive Vice President, which was designed to maintain Mr. Hammond’s level of income and benefits through the duration of his transfer to our Reading, England office, taking into consideration the additional costs anticipated in connection with that transfer. Among other things, the agreement includes a goods and services differential of £ 2,759 per month (subject to adjustment), housing and relocation expenses, tax equalization benefits and certain other benefits. The foregoing benefits are reflected as “All Other Compensation” in the fiscal 2011 Summary Compensation Table.

On September 29, 2011, the Company and Mr. Hammond entered into a letter agreement detailing the terms of Mr. Hammond’s relocation and repatriation from England. Pursuant to the terms of the Agreement, any allowances and differentials provided under Mr. Hammond’s agreement with respect to his foreign assignment, including his goods and services differential, automobile allowance and housing provisions, ceased on September 1, 2011. Under the Agreement, Mr. Hammond is eligible to receive relocation assistance and tax equalization assistance consistent with the Company’s relocation policy and his position.

The Company entered into a Relocation Agreement dated October 1, 2009 with George A. Kunberger, an Executive Vice President of the Company, in connection with his relocation from Philadelphia, Pennsylvania to the Company’s headquarters in Pasadena, California. This agreement provides for a lump-sum payment of $50,000 for certain relocation expenses (e.g., travel, temporary housing allowances and interim living expenses) and for the payment or reimbursement of other relocation expenses (e.g., one-way airfare for spouse and certain moving expenses).

Outstanding Equity Awards at 2011 Fiscal Year End

The following table provides a summary of equity awards outstanding for the NEOs as of the end of fiscal 2011:

		Option Awards				Stock Awards
Name	Option Grant Date	Number of Securities Underlying Unexercised Options (1)		Option Exercise Price ($) (2)	Option Expiration Date	Number of Shares or Units of Stocks that Have Not Vested (#) (3)	Market Value of Shares or Units of Stocks that Have Not Vested ($) (4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#) (5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($) (6)
		Exercisable	Unexercisable
		(#)	(#)
Craig L. Martin	24-May-02	50,000	—	19.595	24-May-12
	26-Sep-02	200,000	—	15.755	26-Sep-12
	22-May-03	100,000	—	19.960	22-May-13
	23-Jun-05	150,000	—	26.950	23-Jun-12
	4-Apr-06	150,000	—	43.555	4-Apr-13
	28-Jun-07	100,000	—	56.950	28-Jun-14
	22-May-08	93,750	31,250	92.520	22-May-15
	28-May-09	62,500	62,500	41.180	28-May-19
	27-May-10	31,250	93,750	42.430	27-May-20	50,000	1,614,500
	26-May-11	—	45,000	44.910	26-May-21			55,000	1,775,950

John W. Prosser, Jr.	24-May-02	20,000	—	19.595	24-May-12
	22-May-03	20,000	—	19.960	22-May-13
	23-Jun-05	60,000	—	26.950	23-Jun-12
	22-Jun-06	80,000	—	37.350	22-Jun-13
	28-Jun-07	50,000	—	56.950	28-Jun-14
	22-May-08	37,500	12,500	92.520	22-May-15
	28-May-09	20,000	20,000	41.180	28-May-19
	27-May-10	10,000	30,000	42.430	27-May-20	12,000	387,480
	26-May-11	—	15,000	44.910	26-May-21			19,000	613,510

Thomas R. Hammond	8-Feb-05	10,000	—	25.975	8-Feb-12
	23-Jun-05	40,000	—	26.950	23-Jun-12
	22-Jun-06	45,000	—	37.350	22-Jun-13
	28-Jun-07	40,000	—	56.950	28-Jun-14
	22-May-08	30,000	10,000	92.520	22-May-15
	28-May-09	20,000	20,000	41.180	28-May-19
	27-May-10	10,000	30,000	42.430	27-May-20	15,000	484,350
	26-May-11	—	15,000	44.910	26-May-21			19,000	613,510

George A. Kunberger	23-Jun-05	9,000	—	26.950	23-Jun-12
	23-Feb-06	75,000	—	43.495	23-Feb-13
	22-Jun-06	45,000	—	37.350	22-Jun-13
	28-Jun-07	40,000	—	56.950	28-Jun-14
	22-May-08	30,000	10,000	92.520	22-May-15
	28-May-09	20,000	20,000	41.180	28-May-19
	27-May-10	10,000	30,000	42.430	27-May-20	15,000	484,350
	26-May-11	—	15,000	44.910	26-May-21			19,000	613,510

Gregory J. Landry	28-Oct-04	5,000	—	20.375	28-Oct-11
	28-Apr-05	10,000	—	24.010	28-Apr-12
	22-Jun-06	15,000	—	37.350	22-Jun-13
	22-Feb-07	60,000	—	46.860	22-Feb-14
	28-Jun-07	40,000	—	56.950	28-Jun-14
	22-May-08	30,000	10,000	92.520	22-May-15
	28-May-09	20,000	20,000	41.180	28-May-19
	27-May-10	10,000	30,000	42.430	27-May-20	15,000	484,350
	26-May-11	—	15,000	44.910	26-May-21			19,000	613,510

(1)	All stock options vest or have vested at the rate of 25% per year beginning on the first anniversary of the award.
(2)	All outstanding stock options were granted under the Stock Incentive Plan and were made with an exercise price equal to the closing price of a share of the Company’s common stock as quoted by the NYSE Composite Transaction Report on the grant date. The awards have a total term of either seven or ten years.
(3)	Represents the number of unvested shares of restricted stock granted under the Stock Incentive Plan. The awards of Restricted Stock vest at the expiration of five years from the award date, with the exception of (i) stock grants to Mr. Landry on May 27, 2010 that vest 25% per year starting at the end of the second year after the award date, and (ii) stock grants to Mr. Prosser on May 27, 2010 that vest 20% per year beginning on the first anniversary of the award.
(4)	The market value of outstanding awards of restricted stock is computed by using the closing price of a share of the Company’s common stock as quoted by the NYSE Composite Transaction Report at September 30, 2011, which was $32.29.
(5)	Represents the number of unvested target shares underlying the MSUs granted under the Stock Incentive Plan. The awards of MSUs vest at the expiration of three years from the award date.
(6)	The market value of outstanding target shares underlying the MSUs is computed by using the closing price of a share of the Company’s common stock as quoted by the NYSE Composite Transaction Report at September 30, 2011, which was $32.29.

Option Exercises and Stock Vested in Fiscal 2011

The following table provides information on stock options that were exercised and on restricted stock that vested in fiscal 2011:

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Craig L. Martin	20,000	446,500
John W. Prosser, Jr.	112,000	2,324,720	3,000	136,140

(1)	Value is based on the closing price of a share of the Company’s common stock as quoted by the NYSE Composite Transaction Report on the exercise date, minus the cost of the option (i.e., the exercise price).
(2)	Value is based on the closing price of a share of the Company’s common stock as quoted by the NYSE Composite Transaction Report on the vesting date.

Nonqualified Deferred Compensation

Employees receiving bonuses through the Company’s Incentive Bonus Plan and/or meeting certain compensation or performance minimums may elect to participate in the Company’s Executive Deferral Plans (“EDPs”) whereby a portion of salary and bonus is deferred and paid to the employee at some future date. The EDPs are nonqualified deferred compensation programs that provide benefits payable to directors, officers, and certain key employees or their designated beneficiaries at specified future dates, upon retirement, or death. Benefit payments are funded by a combination of contributions from participants and the Company. Participant contributions are credited with earnings and losses depending on the terms of the particular plan.

For certain EDPs (the “Moody’s Plans”), which no longer accept additional deferrals, the accounts (represented by bookkeeping entries only) of participants are credited with interest equal to 125% of the “seasoned corporate bond rate” as announced by Moody’s Investors Services and as declared by the Company. For other EDPs (the “Variable Plans”), accounts are credited (or debited) based on the actual earnings (or losses) of the deemed investments selected by the individual participants. Participation in the EDPs is voluntary. All

EDPs operate under a single trust. Although there are certain change-in-control features within the EDPs, no benefit enhancements occur upon a change-in-control. Amounts deferred into the Variable Plans are credited or charged with the performance of investment options selected by the participants. The investment options are notional, and are used for measurement purposes only. The NEOs do not own any units in the actual funds. In general, the investment options consist of a number of mutual and index funds comprising stocks, bonds, and money market accounts.

The following table shows the executive deferral plan account activity during fiscal 2011 for the NEOs:

Name	Deferred Compensation Plan ($)	Executive Contributions During Last Fiscal Year ($) (1)	Aggregate Earnings During Last Fiscal Year ($) (2)	Aggregate Withdrawals / Distributions During Last Fiscal Year ($)	Aggregate Balance at Last Fiscal Year End ($) (3)
Craig L. Martin	Moody’s Plans	—	13,780	—	210,357
	Variable Plans	—	(5,182)	82,209	312,726

John W. Prosser, Jr.	Moody’s Plans	—	90,341	—	1,379,096
	Variable Plans	—	(44,766)	—	1,352,261

Thomas R. Hammond	Moody’s Plans	—	32,979	—	503,438
	Variable Plans	—	(7,680)	—	161,423

George A. Kunberger	Variable Plans	283,114	(65,690)	143,826	1,026,471

Gregory J. Landry	Moody’s Plans	—	65,238	25,000	989,037

(1)	Executive contributions are included in the “Salary” and “Non-Equity Incentive Plan Compensation” columns for 2011 in the Summary Compensation Table.
(2)	Earnings are included in the “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” column in the Summary Compensation Table to the extent they exceed 120% of the AFR.
(3)	Balances at the end of the last fiscal year consist of (i) salary and bonus deferrals made by the executive over time, beginning when the executive first joined the plan; plus (ii) all earnings and losses credited on all deferrals; less (iii) all pre-retirement distributions, if any, taken by the executive since the executive first joined the plan.

COMPENSATION UNDER VARIOUS TERMINATION SCENARIOS

No NEO has an employment agreement that provides for termination, severance or change-in-control benefits.

Some elements of executive compensation are affected either by an approved retirement, death or “Disability” or by a “Change in Control” (as these terms are defined in the Stock Incentive Plan). Pursuant to the Stock Incentive Plan: (1) in the case of options, restricted stock, and restricted stock units granted before May 26, 2011, if employment terminates (i) upon, or within two years following a Change in Control or (ii) upon death or Disability, all options, restricted stock, and restricted stock units are immediately vested; (2), in the case of options, restricted stock, and restricted stock units (including MSUs) granted on or after May 26, 2011, if employment terminates (i) upon, or within two years following a Change in Control in a “Qualifying Termination” (as defined in the Stock Incentive Plan) or (ii) upon death or Disability, unless otherwise provided in the award agreement, all options, restricted stock, and restricted stock units (including MSUs) are immediately vested . Upon retirement from the Company and approval by the HR&C Committee, all compensation under the Company’s Incentive Bonus Plan which has been earned, awarded, and unpaid is payable.

The following table provides information on (i) the amount of unpaid incentive compensation that would be paid at retirement as of September 30, 2011; (ii) the amount that would be earned related to unvested Restricted Stock awards as of September 30, 2011 in the event of termination in connection with a Change in Control; and (iii) the amount that would be earned related to unvested shares of MSUs as of September 30, 2011 in the event of a qualifying termination in connection with a Change in Control or due to death or Disability.

There were no unvested in-the-money options at September 30, 2011.

Name	Non-Equity Incentive Plan Compen-sation ($) (1)	Unvested Stock Awards as of 2011 Fiscal Year End ($) (2)	Unvested Market Stock Units as of 2011 Fiscal Year End ($) (3)	Total ($)
Craig L. Martin	655,477	1,614,500	1,281,687	3,551,664
John W. Prosser, Jr.	349,261	387,480	442,760	1,179,501
Thomas R. Hammond	385,987	484,350	442,760	1,313,097
George A. Kunberger	362,875	484,350	442,760	1,289,985
Gregory J. Landry	356,736	484,350	442,760	1,283,846

(1)	Payable at retirement if approved by the HR&C Committee.
(2)	Payable upon termination within two years following a Change in Control. The amount of unvested Restricted Stock awards is computed by using the closing price of a share of the Company’s common stock as quoted by the NYSE Composite Transaction Report at September 30, 2011 of $32.29.
(3)	Payable upon a Qualifying Termination following a Change in Control or due to death or Disability. The amount reported is based on multiplying the Stock Performance Multiplier by the target shares awarded, multiplied by the closing price of a share of the Company’s common stock as quoted by the NYSE Composite Transaction Report at September 30, 2011 of $32.29. Please refer to Note 2, Significant Accounting Policies, of Notes to Consolidated Financial Statements included in the Company’s 2011 Annual Report on Form 10-K for a discussion of the computation of the Stock Performance Multiplier.

For the purposes of the Stock Incentive Plan, the following terms have the following definitions:

•

“Cause” means (unless otherwise expressly provided in an award agreement or another contract, including an employment agreement) the Company’s termination of the employee’s employment with the Company following the occurrence of any one or more of the following: (1) the employee is convicted of, or pleads guilty or nolo contendere to, a felony; (2) the employee willfully and continually fails to substantially perform the employee’s duties with the Company after written notification by the Company; (3) the employee willfully engages in conduct that is materially injurious to the Company, monetarily or otherwise; (4) the employee commits an act of gross misconduct in connection with the performance of the employee’s duties to the Company; or (5) the employee materially breaches any employment, confidentiality or other similar agreement between the Company and the employee.

•

“Change in Control” means, with respect to the Company, a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A under the Exchange Act, provided that such a change in control shall be deemed to have occurred at such time as (i) any “person” (as that term is used in Sections 13(d) and 14(d)(2) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities representing 35% or more of the combined voting power for election of directors of the then outstanding securities of the Company or any successor of the Company; (ii) during any period of two (2) consecutive years or less, individuals who at the beginning of such period constituted the Board of Directors cease, for any reason, to constitute at least a majority of the Board of Directors, unless the election or nomination for election of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period; (iii) the consummation of any merger or consolidation as a result of which the Jacobs common stock shall be changed, converted or exchanged (other than by merger with a wholly owned subsidiary of the Company) or any liquidation of the Company or any sale or other disposition of 50% or more of the assets or earning power of the Company; or (iv) the consummation of any merger or consolidation to which the Company is a party as a result of which the persons who were shareholders of the Company immediately prior to the effective date of the merger or consolidation shall have beneficial ownership of less than 50% of the combined voting power for election of directors of the surviving corporation following the effective date of such merger or consolidation; provided, however, that no Change in Control shall be deemed to have occurred if, prior to such time as a Change in Control would otherwise be deemed to have occurred, the Board of Directors of the Company determines otherwise.

•

“Disability” means the employee meets the definition of “disabled” under the terms of the long term disability plan of the Company or related company by which the employee is employed in effect on the date in question, whether or not the employee is covered by such plan.

•

“Good Reason” means, without the employee’s consent (1) a material reduction in the position, duties or responsibilities of the employee from those in effect immediately prior to such change; (2) a reduction in the employee’s base salary; (3) a relocation of the employee’s primary work location to a distance of more than fifty (50) miles from its location as of immediately prior to such change; or (4) a material breach by the Company of any employment agreement between the Company and the employee.

•

“Qualifying Termination” means a termination of an employee’s employment with the Company (i) by the Company for any reason other than Cause or the employee’s death or Disability or (ii) by the employee for Good Reason.

SECURITY OWNERSHIP

The following tables, based in part upon information supplied by officers and directors and certain shareholders, sets forth certain information regarding the ownership of the Company’s common stock as of the Record Date by (1) all those persons known by the Company to be beneficial owners of more than five percent of the outstanding shares of common stock, (2) each director and nominee for director; (3) each NEO; and (4) all directors and executive officers of the Company as a group. Unless otherwise indicated, each of these shareholders has sole voting and investment power with respect to the shares beneficially owned, subject to community property laws where applicable.

Security Ownership of Certain Beneficial Owners:

Name and Address	Amount and Nature of Ownership of Common Stock		Percent of Class
FMR LLC 82 Devonshire Street Boston, Massachusetts 02109	10,835,345	(2)	8.45%

The Vanguard Group Inc. PO Box 2600 Valley Forge, Pennsylvania 19482	6,775,117	(3)	5.28%

(1)	Calculated based on 128,199,220 shares of common stock outstanding as of the Record Date.
(2)	Based solely on the information set forth in a Schedule 13F filed by FMR LLC with the SEC for the period ended September 30, 2011. Based on such filing, FMR LLC has sole voting power with respect to 192,005 shares and shared dispositive power with respect to 10,835,345 shares.
(3)	Based solely on the information set forth in a Schedule 13F filed by The Vanguard Group Inc. with the SEC for the period ended September 30, 2011. Based on such filing, The Vanguard Group Inc. has sole voting power with respect to 167,839 shares, sole dispositive power with respect to 6,607,278 shares, and shared dispositive power with respect to 167,839 shares.

Security Ownership of Directors, Nominees, and Management:

Name	Number of Shares of Common Stock Beneficially Owned (1)		Number of Shares of Common Stock Relating to Unexercised Stock Options (2)	Total	Percent of Class (3)
Non-Management Directors:
Joseph R. Bronson	14,840		14,000	28,840	—
John F. Coyne	—		7,000	7,000	—
Robert C. Davidson, Jr.	12,000		32,000	44,000	—
Edward V. Fritzky	8,000		27,000	35,000	—
John P. Jumper	—		12,000	12,000	—
Linda Fayne Levinson	22,000		32,000	54,000	—
Benjamin F. Montoya	13,000		11,500	24,500	—
Thomas M.T. Niles	22,050	(4)	19,000	41,050	—
Peter J. Robertson	8,000		2,875	10,875	—
Noel G. Watson	1,110,156	(5)	750,000	1,860,156	1.45%

Named Executive Officers:
Craig L. Martin	397,074	(6)	737,500	1,134,574	—
John W. Prosser, Jr.	302,024		297,500	599,524	—
Thomas R. Hammond	257,451		185,000	442,451	—
George A. Kunberger	87,938		229,000	316,938	—
Gregory J. Landry	232,562		185,000	417,562	—

All directors and executive officers as a group	2,616,062	(7)	2,708,006	5,324,068	4.15%

(1)	Except as indicated in footnote (4) and (5), to our knowledge all persons listed above have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law.
(2)	Includes only those unexercised options that are, or will become, exercisable within 60 days of the Record Date.
(3)	Calculated based on 128,199,220 shares of common stock outstanding as of the Record Date and the relevant number of shares of common stock issuable upon exercise of stock options which are exercisable or will be exercisable within 60 days of the Record Date. Unless indicated otherwise, the percentage ownership is less than 1.0% of the number of shares of common stock outstanding.
(4)	Mr. Niles has beneficial ownership of 50 shares held in a uniform gift to minor account of which Mr. Niles is trustee.
(5)	Mr. Watson shares voting and dispositive power with his spouse as to 1,109,476 shares that are held in a living trust. Mr. Watson has beneficial ownership of 680 shares held in a uniform gift to minor account of which Mr. Watson is trustee.
(6)	Mr. Martin shares voting and dispositive power with his spouse as to 347,074 shares that are held in a living trust.
(7)	Of this number, approximately 293,151 shares of common stock are held in margin accounts or otherwise pledged as security.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers and persons who own beneficially more than ten percent of a registered class of the Company’s equity securities to file with the SEC and the NYSE initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten-percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms filed by them.

To the Company’s knowledge, based solely on a review of the copies of such filings on file with the Company and written representations from its directors and executive officers, all Section 16(a) filing requirements applicable to the Company’s directors, officers and greater-than-ten-percent beneficial owners were complied with on a timely basis during the fiscal year ended September 30, 2011 with the exception of Mr. Colin Edwards, who had one late filing relating to his indirect ownership of shares through his spouse.

EXECUTIVE OFFICERS

For information about the executive officers of the Company, see Part III, Item 10—Directors, Executive Officers and Corporate Governance in the Company’s 2011 Annual Report on Form 10-K.

SHAREHOLDERS’ PROPOSALS

Only shareholders meeting certain criteria outlined in the Company’s Bylaws are eligible to submit nominations for election to the Board of Directors or to bring other proper business before an annual meeting. Under the Company’s Bylaws, shareholders who wish to nominate persons for election to the Board of Directors or bring other proper business before an annual meeting must give proper notice to the Company not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting. Therefore, notices regarding nominations of persons for election to the Board of Directors and other proper business for consideration at the 2013 annual meeting of shareholders must be submitted to the Company no earlier than September 28, 2012 and no later than October 29, 2012. Notices regarding nominations and other proper business must include certain information concerning the nominee or the proposal and the proponent’s ownership of common stock of the Company, in each case as set forth in the Company’s Bylaws. Nominations or other proposals not meeting these requirements will not be entertained at the annual meeting. The Secretary of the Company should be contacted in writing at the address on the first page of this Proxy Statement to submit a nomination or to obtain additional information as to the proper form of a nomination.

In order to be included in the Company’s Proxy Statement and form of proxy relating to the 2013 annual meeting, proposals of shareholders must be received by the Secretary of the Company no later than August 20, 2012. If timely notice of a shareholder proposal is not received by the Company, then the proxies named on the proxy cards distributed by the Company for the annual meeting may use the discretionary voting authority granted to them by the proxy cards if the proposal is raised at the Annual Meeting, whether or not there is any discussion of the matter in the Proxy Statement. The 2013 annual meeting of shareholders is scheduled to be held on Thursday, January 24, 2013.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Nominating and Corporate Governance Committee is responsible for the review, approval, or ratification of “related-person transactions” involving the Company or its subsidiaries and related persons. Under SEC rules, a related person is a director, executive officer, nominee for director, or 5% stockholder of the

Company, and their immediate family members. The Company has adopted written policies and procedures that apply to any transaction or series of transactions in which the Company or a subsidiary is a participant, in which the amount involved exceeds $120,000, and a related person has a direct or indirect material interest.

The Nominating and Corporate Governance Committee has determined that each of the following transactions shall be deemed to be pre-approved under the Company’s policies and procedures referenced above:

•

any transaction with another company for which a related person’s only relationship is as an employee (other than as an executive officer) if the amount involved does not exceed the greater of $1 million or 2% of that company’s total annual revenue;

•

any charitable contribution, grant, or endowment by the Company to a charitable organization, foundation, or university for which a related person’s only relationship is as an employee (other than as an executive officer) or a director, if the amount involved does not exceed the greater of $1 million or 2% of the charitable organization’s total annual receipts;

•	compensation to executive officers determined by the HR&C Committee;

•	compensation to directors as reported in the Company’s proxy statement;

•	transactions in which all security holders receive proportional benefits; and

•	transactions where the rates or charges involved are determined by competitive bids.

Any transaction involving related persons that exceeds $120,000 and that does not fall within the categories described above is presented to the Nominating and Corporate Governance Committee for review. The committee determines whether the related person has a material interest in the transaction and may approve, ratify, rescind, or take other action with respect to the transaction in its discretion. In determining whether to approve or ratify the transaction, the Nominating and Corporate Governance Committee takes into account, among other factors it deems appropriate, whether the interested transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

During fiscal 2011, the Company employed the spouse of one of its employees who was formally an executive officer, Robert Matha. The spouse, who does not report to that executive officer, received less than $300,000 in total compensation during fiscal 2011. The spouse was also entitled to receive employee benefits generally available to all employees. The spouse’s compensation was established by the Company in accordance with its employment and compensation practices applicable to employees with equivalent qualifications and responsibilities holding similar positions.

Mr. Noel G. Watson, the non-executive Chairman of the Board, has an agreement with the Company pursuant to which he acts as consultant on special projects and client relationships in exchange for an annual fee of $300,000.

The transactions discussed above were, where required, reviewed and approved pursuant to the Company’s Related Person Transaction Policies and Procedures described above.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders.

Once you have received notice from your broker or the Company that they or the Company will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account or the Company if you hold common stock directly. Requests in writing should be addressed to: Jacobs Engineering Group Inc., 1111 South Arroyo Parkway, Pasadena, California, 91105, Attention: Investor Relations. Requests may also be made by calling (626) 578—3500.

ANNUAL REPORT, FINANCIAL AND ADDITIONAL INFORMATION

The Company’s annual audited financial statements and review of operations for fiscal 2011 can be found in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2011. A copy of the 2011 Form 10-K is being mailed concurrently with this Proxy Statement to each shareholder of record on the Record Date. The Company will furnish without charge a copy of the 2011 Form 10-K, including the financial statements and any schedules thereto, to any person requesting in writing and stating that he or she was the beneficial owner of the Company’s common stock on November 30, 2011. The Company will also furnish copies of any exhibits to the 2011 Form 10-K to eligible persons requesting exhibits at a cost of $0.50 per page, paid in advance. The Company will indicate the number of pages to be charged for upon written inquiry. Requests should be addressed to: Jacobs Engineering Group Inc., 1111 South Arroyo Parkway, Pasadena, California, 91105, Attention: Investor Relations.

OTHER BUSINESS

The Board of Directors does not intend to present any other business for action at the Annual Meeting and does not know of any business intended to be presented by others.

Michael S. Udovic

Vice President and Secretary

Pasadena, California

December 16, 2011

ANNEX A

JACOBS ENGINEERING GROUP INC.

1999 STOCK INCENTIVE PLAN

(As Amended and Restated)

1.	Purpose.

The purpose of the Jacobs Engineering Group Inc. 1999 Stock Incentive Plan (the “Plan”) is to advance the interests of Jacobs Engineering Group Inc. (the “Company”) and its Related Companies (as defined in Paragraph 2) by encouraging and enabling the acquisition of a financial interest in the Company by officers and other employees of the Company and its Related Companies. In addition, the Plan is intended to aid the Company and its Related Companies in attracting and retaining employees, to stimulate the efforts of such employees and to strengthen their desire to remain in the employ of the Company and its Related Companies.

2.	Definitions.

Unless the context clearly indicates otherwise, the following terms, when used in this Plan, shall have the meanings set forth in this Paragraph 2.

“Board of Directors” means the Board of Directors of the Company.

“Cause” means (unless otherwise expressly provided in an award agreement or another contract, including an employment agreement) the Company’s termination of the Employee’s employment with the Company following the occurrence of any one or more of the following: (1) the Employee is convicted of, or pleads guilty or nolo contendere to, a felony; (2) the Employee willfully and continually fails to substantially perform the Employee’s duties with the Company after written notification by the Company; (3) the Employee willfully engages in conduct that is materially injurious to the Company, monetarily or otherwise; (4) the Employee commits an act of gross misconduct in connection with the performance of the Employee’s duties to the Company; or (5) the Employee materially breaches any employment, confidentiality or other similar agreement between the Company and the Employee.

“Change in Control” means, with respect to the Company, a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A under the Securities Exchange Act of 1934, as amended (the “1934 Act”), provided that such a change in control shall be deemed to have occurred at such time as (i) any “person” (as that term is used in Sections 13(d) and 14(d)(2) of the 1934 Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of securities representing 35% or more of the combined voting power for election of directors of the then outstanding securities of the Company or any successor of the Company; (ii) during any period of two (2) consecutive years or less, individuals who at the beginning of such period constituted the Board of Directors cease, for any reason, to constitute at least a majority of the Board of Directors, unless the election or nomination for election of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period; (iii) the consummation of any merger or consolidation as a result of which the Jacobs Common Stock (as defined below) shall be changed, converted or exchanged (other than by merger with a wholly owned subsidiary of the Company) or any liquidation of the Company or any sale or other disposition of 50% or more of the assets or earning power of the Company; or (iv) the consummation of any merger or consolidation to which the Company is a party as a result of which the persons who were shareholders of the Company immediately prior to the effective date of the merger or consolidation shall have beneficial ownership of less than 50% of the combined voting power for election of directors of the surviving corporation following the effective date of such merger or consolidation; provided, however, that no Change in Control shall be deemed to have occurred if, prior to such time as a Change in Control would otherwise be deemed to have occurred, the Board of Directors of the Company determines otherwise.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Human Resource and Compensation Committee of the Board of Directors of the Company, or any committee appointed by the Board of Directors of the Company in accordance with the Company’s By-Laws from among its members for the purpose of administering the Plan. Members of the Committee shall be “Non Employee Directors” within the meaning of Rule 16b-3 under the 1934 Act, and “Outside Directors” as defined in IRS guidance issued under Section 162(m) of the Code.

“Disabled” or “Disability” means the employee meets the definition of “disabled” under the terms of the long term disability plan of the Company or Related Company by which the employee is employed in effect on the date in question, whether or not the employee is covered by such plan.

“Employee” means an employee of the Company or a Related Company.

“Fair Market Value” means the closing price of Jacobs Common Stock as reported in the composite transactions report of the National Securities Exchange on which the Jacobs Common Stock is then listed (“Exchange”). If such day is a day that the Exchange is not open, then the Fair Market Value shall be determined by reference to the closing price of the Jacobs Common Stock for the immediately preceding trading day.

“Good Reason” means, without the Employee’s consent (1) a material reduction in the position, duties or responsibilities of the Employee from those in effect immediately prior to such change; (2) a reduction in the Employee’s base salary; (3) a relocation of the Employee’s primary work location to a distance of more than fifty (50) miles from its location as of immediately prior to such change; or (4) a material breach by the Company of any employment agreement between the Company and the Employee.

“Incentive Award” means an ISO, NQSO, Restricted Stock, Restricted Stock Unit or Incentive Bonus granted or awarded under this Plan.

“Incentive Bonus” means a bonus award made under Paragraph 14 pursuant to which a Participant may become entitled to receive cash payments based on satisfaction of such performance criteria as are specified in the applicable award agreement or subplan(s).

“ISO” means an incentive stock option within the meaning of Section 422 of the Code.

“Jacobs Common Stock” means the Common Stock, par value $1.00 per share, of the Company.

“Majority-Owned Related Company” means a Related Company in which the Company owns, directly or indirectly, 50% or more of the voting stock on the date an Incentive Award is granted or awarded.

“NQSO” means a stock option that does not constitute an ISO.

“Options” means ISOs and NQSOs granted under this Plan.

“Optionee” means any person to whom an Option is granted under the Plan.

“Qualifying Termination” means a termination of an Employee’s employment with the Company (i) by the Company for any reason other than Cause or the Employee’s death or Disability or (ii) by the Employee for Good Reason.

“Related Company” or “Related Companies” means corporation(s) or other business organization(s) in which the Company holds a sufficient ownership interest so that Jacobs Common Stock issued to the employees of such entities constitutes “service recipient stock,” as defined in IRS guidance under Code section 409A. In general, the Company holds a sufficient ownership interest if it owns, directly or indirectly, at least 50 percent of the total combined voting power of all classes of stock entitled to vote or at least 50 percent of the total value of shares of all classes of stock. However, to the extent permitted by IRS guidance under Code section 409A, “20 percent” shall be used instead of “50 percent” in the previous sentence.

“Restricted Stock” means shares of Jacobs Common Stock awarded pursuant to Paragraph 13 of this Plan.

“Restricted Stock Unit” means an Incentive Award granted pursuant to Paragraph 13 of this Plan, pursuant to which shares of Jacobs Common Stock may be issued in the future.

“Retire” means to enter Retirement.

“Retirement” means the termination of an Employee’s employment with the Company or a Related Company by reason of an Employee having either (1) attained the age of 65, or (2) attained the age of 60 and completed a total of ten (10) or more consecutive years of employment with the Company, and/or a Related Company.

3.	Incentive Awards.

The Company may grant or award Incentive Awards to those persons meeting the eligibility requirements in Paragraph 6.

4.	Administration.

(a) The Plan shall be administered by the Committee. The Board of Directors shall fill vacancies on, and from time to time may remove or add members to, the Committee. The Committee shall act pursuant to a majority vote or unanimous written consent.

(b) The Committee shall determine the employees of the Company and its Related Companies (including officers) to whom, and the time or times at which, Incentive Awards will be granted or awarded; the number of shares to be subject to each Incentive Award; the duration of each Incentive Award; the time or times within which Options may be exercised; the cancellation of the Incentive Award (with the consent of the holder thereof); and the other terms and conditions of the grant or award of the Incentive Award, at grant or award or while outstanding, pursuant to the terms of the Plan. The provisions and conditions of the Incentive Awards need not be the same with respect to each employee or with respect to each Incentive Award.

(c) The Committee may, subject to the provisions of the Plan, establish such rules, regulations, policies and procedures as it deems necessary or advisable for the proper administration of the Plan, and may make determinations and may take such other action in connection with or in relation to the Plan as it deems necessary or advisable. Except as provided in Paragraph 20, each determination or other action made or taken pursuant to the Plan, including interpretations of the Plan and the specific conditions and provisions of the Incentive Awards granted or awarded hereunder by the Committee, shall be final and conclusive for all purposes and upon all persons including, but without limitation, the Company, its Related Companies, the Committee, the Board of Directors of the Company, officers and the affected employees of the Company and/or its Related Companies, employees and the respective successors in interest of any of the foregoing.

(d) Notwithstanding the foregoing, with respect to any Incentive Award that is not intended to satisfy the conditions of Rule 16b-3 under the 1934 Act or Section 162(m)(4)(C) of the Code, the Committee may appoint one or more separate committees (any such committee, a “Subcommittee”) composed of one or more directors of the Company, who unlike the members of the Committee, may be employee directors of the Company. The Committee may delegate to any such Subcommittee(s) the authority to grant Incentive Awards, to determine all terms of such Incentive Awards and/or to administer the Plan, pursuant to the terms of the Plan. Subject to the limitations of the Plan and the limitations of the Committee’s delegation, any such Subcommittee would have the full authority of the Committee pursuant to the terms of the Plan. Any such Subcommittee shall not, however, grant Incentive Awards on terms more favorable than Incentive Awards provided for by the Committee. Actions by any such Subcommittee within the scope of delegation shall be deemed for all purposes to have been taken by the Committee. Any such Subcommittee shall be required to report to the Committee on any actions that the Subcommittee has taken.

(e) The Committee may designate the Secretary of the Company or any other Company employee to assist the Committee in the administration of the Plan, and may grant authority to such persons to execute agreements evidencing Incentive Awards made under the Plan or other documents entered into under the Plan on behalf of the Committee or the Company.

5.	Stock.

The Jacobs Common Stock to be issued, transferred and/or sold under the Plan shall be made available from authorized and unissued Jacobs Common Stock or from the Company’s treasury shares. The total number of shares of Jacobs Common Stock that may be issued or transferred under the Plan pursuant to Incentive Awards hereunder may not exceed 18,700,000 shares (subject to adjustment as described below). Such number of shares shall be subject to adjustment in accordance with this Paragraph 5 and Paragraph 12. Jacobs Common Stock subject to any unexercised portion of an Option that expires or is canceled, surrendered or terminated for any reason may again be subject to Incentive Awards granted under the Plan.

6.	Eligibility.

Incentive Awards may be granted or awarded to any individual who is an employee of the Company or a Related Company on the date of grant. In no event may Incentive Awards that are denominated in shares be granted or awarded to any Employee covering more than one million shares in the aggregate (taking into account all share-based Incentive Awards) in any one calendar year, subject to the adjustment provisions of Paragraph 12 of the Plan only to the extent that such adjustment will not affect the status of any Incentive Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code.

7.	Grants of Options.

Each Option grant shall be evidenced by a written instrument containing such terms and conditions, not inconsistent with the Plan, as the Committee may approve. Except as otherwise specifically provided in this Plan, Options granted pursuant to the Plan shall be subject to the following terms and conditions:

(a) Option Price. The option price of all ISOs shall be 100% of the Fair Market Value of the Jacobs Common Stock on the date of grant. The option price of all NQSOs shall be not less than 100% of the Fair Market Value of the Jacobs Common Stock on the date of grant.

(b) Duration of Options. The duration of Options shall be determined by the Committee, but in no event shall the duration exceed ten (10) years from the date of its grant.

(c) Other Terms and Conditions. Options may contain such other provisions, not inconsistent with the provisions of the Plan, as the Committee shall determine appropriate from time to time, including, without limitation, provisions for accelerated vesting of Options, and provisions relating to the termination of Options for conduct deemed detrimental to the Company and/or its Related Companies; provided, however, that, except in the event of a Change in Control or the Disability or death of the employee, no Option shall be exercisable in whole or in part for a period of twelve (12) months from the date on which the Option is granted. Neither the grant nor award of an Incentive Award under the Plan constitutes an agreement of employment between the Employee and the Company or a Related Company. The receipt of an Incentive Award does not constitute a right acquired by the recipient to any other form of compensation, or to any future benefit or compensation, or to participate in any other benefit plan or program sponsored by the Company or Related Company, or to receive additional Incentive Awards under the Plan in the future. The grant of an Option to any employee shall not affect in any way the right of the Company and any Related Company to terminate the employment of the holder thereof.

(d) ISOs. The Committee, with respect to each grant of an Option to an employee, shall determine whether such Option shall be an ISO, and, upon determining that an Option shall be an ISO, shall designate it as such in the written instrument evidencing such Option. Each written instrument evidencing an ISO shall contain all terms and conditions required by Section 422 of the Code. If the written instrument evidencing an Option does not contain a designation that it is an ISO, it shall not be an ISO.

The Employee to whom an ISO is granted must be eligible to receive an ISO pursuant to Section 422 of the Code.

The aggregate Fair Market Value (determined in each instance on the date on which an ISO is granted) of the Jacobs Common Stock with respect to which ISOs are first exercisable by any employee in any calendar year shall not exceed $100,000 for such employee. If any Majority-Owned Related Company of the Company shall adopt a stock option plan under which options constituting ISOs may be granted, the fair market value of the stock on which any such ISOs are granted and the times at which such ISOs will first become exercisable shall be taken into account in determining the maximum amount of ISOs that may be granted to the employee under this Plan in any calendar year.

8.	Exercises of Options.

(a) An exercisable Option may be exercised in whole or in part. However, an Option may not be exercised in a manner that will result in fractional shares of Jacobs Common Stock being issued.

(b) All, or any portion, of an exercisable Option shall be deemed exercised upon delivery to the representative of the Company designated for such purpose by the Committee of all of the following: (i) notice of exercise in such form and in such manner as the Committee may authorize; (ii) payment of the exercise price for such Options being exercised; (iii) such representations and documents as the Committee may, in its sole discretion, deem necessary or advisable to effect compliance with all applicable provisions of the Securities Act of 1933, as amended, and any other federal, state, or foreign securities laws or regulations; and (iv) in the event that the Option is being exercised pursuant to Paragraph 9 of the Plan by any person other than the Employee, proof deemed appropriate by the Committee in its sole discretion of the right of such person to exercise the Option.

(c) The option price shall be paid in full at the time of exercise. Payment is to be made in cash or, at the discretion of the Committee and upon conditions established by it, by the delivery or constructive exchange of shares of Jacobs Common Stock acceptable to the Committee owned by the Employee for such period of time as may be established by the Committee.

(d) The Committee may make such provisions as it may deem appropriate for the withholding or payment by the Employee of any taxes which it determines are required in connection with an exercise of an Option, and an Optionee’s rights in any Incentive Award are subject to satisfaction of such conditions. If permitted by the Committee, the Employee may elect to satisfy all or any portion of such taxes by instructing the Company to withhold shares of Jacobs Common Stock that would otherwise be issuable to the employee by reason of the exercise.

If shares of Jacobs Common Stock are delivered or constructively exchanged to pay the option price, or if shares of Jacobs Common Stock otherwise issuable to the employee by reason of the exercise are withheld to satisfy tax liabilities, the value of the shares delivered or exchanged or that are withheld shall be computed using the Fair Market Value of the Jacobs Common Stock delivered or exchanged, or withheld, determined as of the date of exercise.

9.	Transferability of Incentive Awards.

Except as otherwise provided by the Committee:

(a) Incentive Awards granted or awarded pursuant to the Plan shall not be transferable other than by will or by the laws of descent and distribution. The rights of an Employee under this Plan shall not be assignable or transferable pursuant to a qualified domestic relations order as defined in the Code or Title I of the Employee Retirement Income Security Act or the rules thereunder.

(b) During the lifetime of an Employee, an Option shall be exercisable only by the Employee personally, or by the Employee’s legal representative.

10.	Effect on Options of Termination of Employment, Other Changes of Employment or Employer Status, Death, Retirement, or a Change in Control.

Schedule A, attached hereto, establishes the effects on outstanding Options of an Employee’s termination of employment, other changes of employment or employer status, death, Disability, Retirement, or a Change in Control, and is hereby incorporated by reference. The Committee may approve grants of Options containing terms and conditions different from, or in addition to, those set forth in Schedule A.

Notwithstanding the provisions of the foregoing paragraph, no Option may have a term of more than ten years.

In the case of leaves of absence, employees will not be deemed to have terminated employment unless the Committee, in its sole discretion, determines otherwise.

Except as provided in Paragraph 20, the Committee may, with the consent of the affected employee, modify the terms and conditions pertaining to the effect of an employee’s termination on the expiration or exercisability of an Option subsequent to the date of grant.

11.	No Rights as a Shareholder.

An employee or a transferee of an employee pursuant to Paragraph 9 shall have no rights as a shareholder with respect to any Jacobs Common Stock covered by an Option or receivable upon the exercise of an Option until the employee or transferee shall have become the holder of record of such Jacobs Common Stock, and no adjustments shall be made for dividends in cash or other property or other distributions or rights in respect to such Jacobs Common Stock for which the record date is prior to the date on which the employee or transferee shall have in fact become the holder of record of the share of Jacobs Common Stock acquired pursuant to the Incentive Award.

12.	Adjustment in the Number of Shares and in Option Price.

Except as provided in Paragraph 20, in the event there is any change in the shares of Jacobs Common Stock through the declaration of stock dividends, or stock splits or through recapitalization or merger or consolidation or combination of shares or spin-offs or otherwise, the Committee or the Board of Directors of the Company shall make such adjustment, if any, as it may deem appropriate in the number of shares of Jacobs Common Stock available for Incentive Awards as well as the number of shares of Jacobs Common Stock subject to any outstanding Incentive Award and the option price, if any, thereof. Any such adjustment may provide for the elimination of any fractional shares that might otherwise become subject to any Incentive Award without payment therefore.

13.	Awards of Restricted Stock and Restricted Stock Units.

(a) An Incentive Award in the form of shares of Restricted Stock or Restricted Stock Units may be awarded under this Paragraph 13 as determined by the Committee. Restricted Stock and Restricted Stock Units awarded under this Plan shall not be sold, exchanged, transferred, pledged, hypothecated or otherwise disposed of. The restrictions against disposition and the obligation to forfeit and surrender shares to the Company are herein referred to as “Forfeiture Restrictions”, and the shares that are then subject to the Forfeiture Restrictions are referred to as “Restricted Stock.” Any certificates representing Restricted Stock shall be appropriately legended to reflect the Forfeiture Restrictions. Restricted Stock Units are Incentive Awards denominated in units of Jacobs Common Stock under which the issuance of Jacobs Common Stock is subject to such vesting conditions (including continued employment or performance conditions) and other terms and conditions as the Committee deems appropriate. Each Restricted Stock Unit shall be equal to one share of Jacobs Common Stock and shall, subject to satisfaction of any vesting and/or other terms and conditions, entitle an Employee to the issuance of one share of Jacobs Common Stock in settlement of the Incentive Award.

(b) The number of shares of Jacobs Common Stock that may be issued under this Plan pursuant to awards of Restricted Stock and/or Restricted Stock Units shall be limited to 10% of the first 11,200,000 shares authorized for issuance as Incentive Awards under this Plan, and 50% of any shares authorized for issuance under this Plan in excess of 11,200,000. Any shares issued under this Plan pursuant to awards of Restricted Stock and/or Restricted Stock Units that are forfeited shall again be available for reissuance as Restricted Stock and/or Restricted Stock Units.

(c) The Forfeiture Restrictions with respect to Restricted Stock issued under this Paragraph 13 shall lapse and be of no further force and effect, and Restricted Stock Units issued under this Paragraph 13 shall vest, in each case upon the expiration of the period of time or the achievement of any performance conditions, in each case as fixed by the Committee upon or prior to the grant of the Incentive Award. Notwithstanding anything in this Plan to the contrary, the performance conditions for any Restricted Stock or Restricted Stock Unit that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code will be a measure based on one or more Qualifying Performance Criteria selected by the Committee and specified upon or prior to the grant of the Incentive Award.

(d) In order to enforce the restrictions imposed upon shares of Restricted Stock, the Committee may require the recipient to enter into an escrow agreement providing that the certificates representing such shares of Restricted Stock shall remain in the physical custody of an escrow holder until any or all of the restrictions imposed pursuant to the Plan expire or shall have been removed.

(e) The Committee may make such provisions as it may deem appropriate for the withholding or payment by the Employee of any withholding taxes which it determines are required in connection the lapse of Forfeiture Restrictions and/or vesting or settlement of Restricted Stock Units, and an Employee’s rights in any Incentive Award are subject to satisfaction of such conditions. If permitted by the Committee, the Employee may elect to satisfy all or any portion of such taxes by instructing the Company to withhold shares of Jacobs Common Stock as to which the restrictions have lapsed or that otherwise would have been issued in settlement of the Incentive Award.

(f) If shares of Jacobs Common Stock are withheld to satisfy tax liabilities, the value of such shares shall be computed using the Fair Market Value of the Jacobs Common Stock on the date the tax liability arises.

(g) All of the foregoing restrictions, terms and other conditions regarding awards of Restricted Stock and Restricted Stock Units shall be evidenced by a written agreement between the Company and the Employee and containing such terms and conditions, not inconsistent with the Plan, as the Committee shall approve.

(h) Schedule B, attached hereto, establishes the effects on outstanding awards of Restricted Stock and Restricted Stock Units of an Employee’s termination of employment, other changes of employment or employer status, death, Disability, Retirement, or a Change in Control, and is hereby incorporated by reference. The Committee may approve grants of Restricted Stock and Restricted Stock Units containing terms and conditions different from, or in addition to, those set forth in Schedule B.

14.	Incentive Bonuses

(a) Each Incentive Bonus will confer upon the Participant the opportunity to earn a future cash payment the amount of which shall be based on the achievement of one or more objectively-determined performance goals or criteria established for a performance period determined by the Committee.

(b) The Committee shall establish the performance goals or criteria on which each Incentive Bonus shall be based. The Committee shall also affirmatively determine at the end of each performance period the level of achievement of any such performance goals or criteria that shall determine the target and maximum amount payable under an Incentive Bonus, which criteria may be based on financial performance and/or personal performance evaluations. The Committee may specify to what extent an Incentive Bonus is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code. Notwithstanding anything to the contrary herein, the performance criteria for any portion of an Incentive Bonus that is intended by the Committee to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code shall be a measure based on one or more Qualifying Performance Criteria (as defined in Paragraph 15(b)) selected by the Committee and specified upon or prior to the grant of the Incentive Bonus.

(c) The Committee shall determine the timing of payment of any Incentive Bonus. The maximum amount payable pursuant to that portion of an Incentive Bonus denominated in cash granted in any calendar year to any Participant under this Plan that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code shall not exceed five million dollars ($5,000,000).

(d) Upon a Participant’s termination of employment or service for any reason (including by reason of death, Retirement or Disability), the Participant shall receive payment in respect of any Incentive Bonuses only to the extent specified by the Committee.

(e) Incentive Bonuses payable hereunder may be pursuant to one or more subplans or programs.

15.	Qualifying Performance-Based Compensation

(a) The Committee may specify that an Incentive Award or a portion of an Incentive Award is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code, provided that, other than with respect to Options, the performance criteria for an Incentive Award or portion of an Incentive Award that is intended by the Committee to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code shall be a measure based on one or more Qualifying Performance Criteria selected by the Committee and specified at the time the Incentive Award is granted. The Committee shall certify the extent to which any Qualifying Performance Criteria has been satisfied, and the amount payable as a result thereof, prior to payment, settlement or vesting of any Incentive Award that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code.

(b) For purposes of this Plan, the term “Qualifying Performance Criteria” shall mean any one or more of the following performance criteria, or derivations of such performance criteria, either individually, alternatively or in any combination, applied to either the Company as a whole, or to a business unit or group of business units, or Related Company, measured either annually, at a point in time during a performance period or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee: (i) revenues; (ii) earnings from operations, earnings before or after income taxes, earnings before or after interest, depreciation, amortization, or extraordinary or special items, earnings before income taxes and any provision for Incentive Bonuses; (iii) net earnings or net earnings per common share (basic or diluted); (iv) return on assets (gross or net), return on investment, return on capital, or return on beginning, ending or average equity; (v) cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital; (vi) interest expense after taxes; (vii) economic value added or created; (viii) operating margin or profit margin; (ix) stock price or total shareholder return; (x) average cash balance, net cash or cash position; and (xi) strategic business criteria, consisting of one or more objectives based on meeting specified development, strategic partnering, licensing, research and development, market penetration, geographic business expansion goals, cost targets, customer satisfaction, employee satisfaction, management of employment practices and employee benefits, supervision of litigation and information technology, and goals relating to acquisitions or divestitures of subsidiaries, affiliates or joint ventures. To the extent consistent with Section 162(m) of the Code, the Committee (A) may appropriately adjust any evaluation of performance under a Qualifying Performance Criteria to eliminate the effects of charges for restructurings, discontinued operations, unusual or nonrecurring or extraordinary items and all items of gain, loss or expense determined to be extraordinary or unusual in nature or related to the disposal of a segment of a business or related to a change in accounting principle all as determined in accordance with accounting principles generally accepted in the United States, as well as the cumulative effect of accounting changes, in each case as determined in accordance with accounting principles generally accepted in the United States or identified in the Company’s financial statements or notes to the financial statements, and (B) may appropriately adjust any evaluation of performance under a Qualifying Performance Criteria to exclude the effects of any of the following events that occurs during a performance period: (1) asset write-downs, (2) litigation, claims, judgments or settlements, (3) changes in tax law or other such laws or provisions affecting reported results, (4) reorganization and restructuring programs and (5) payments made or due under this Plan or any other compensation arrangement maintained by the Company.

16.	Amendments, Modifications and Termination of the Plan.

(a) From time to time, the Board of Directors or the Committee may suspend the Plan, in whole or in part. Except as provided in this Paragraph 16 and in Paragraph 20, from time to time, the Board of Directors or the Committee may terminate or amend the Plan, in whole or in part, including the adoption of amendments deemed necessary or desirable to qualify the Incentive Awards under the laws (including tax laws) of various countries and under rules and regulations promulgated by the Securities and Exchange Commission with respect to employees who are subject to the provisions of Section 16 of the 1934 Act, or to correct any defect or supply an omission or reconcile any inconsistency in the Plan or in any Incentive Award granted hereunder, or for any other purpose or to any effect permitted by applicable laws and regulations, without the approval of the shareholders of the Company. However, in no event may additional shares of Jacobs Common Stock be allocated to the Plan, or may the minimum exercise price for Options be reduced, or may any outstanding Option be repriced or replaced without shareholder approval. Without limiting the foregoing, the Board of Directors or the Committee may make amendments applicable or inapplicable only to employees who are subject to Section 16 of the 1934 Act.

(b) No amendment or termination or modification of the Plan shall in any manner affect any Incentive Award theretofore granted without the consent of the employee, except that, except as provided in Paragraph 20, the Committee may amend or modify the Plan in a manner that does affect Incentive Awards theretofore granted upon a finding by the Committee that such amendment or modification is in the best interest of holders of outstanding Incentive Awards affected thereby.

(c) Grants of ISOs may be made under this Plan until January 22, 2019 or such earlier date as this Plan is terminated, and grants of NQSOs and awards of Restricted Stock and Restricted Stock Units may be made until all of the shares of Jacobs Common Stock authorized for issuance hereunder (adjusted as provided in Paragraphs 5 and 12) have been issued or until this Plan is terminated, whichever first occurs. The Plan shall terminate when there are no longer Options or Restricted Stock Units outstanding under the Plan, or when there are no longer shares of Restricted Stock outstanding that are subject to Forfeiture Restrictions, unless earlier terminated by the Board or by the Committee.

17.	Non-U.S. Employees.

The Committee may determine, in its sole discretion, whether it is desirable or feasible under local law, custom or practice to grant or award Incentive Awards to Employees in countries other than the United States. Except as provided in Paragraph 20, in order to facilitate any such grants or awards, the Committee may provide for such modifications and additional terms and conditions (“special terms”) in the grant and award agreements to Employees who are employed outside the United States (or who are foreign nationals temporarily within the United States) as the Committee may consider necessary, appropriate or desirable to accommodate differences in, or otherwise comply with, local law, policy or custom or to facilitate administration of the Plan. The Committee may adopt or approve sub- plans, appendices or supplements to, or amendments, restatements or alternative versions of, the Plan as it may consider necessary, appropriate or desirable for purposes of implementing any special terms or facilitating the grant or award of an Incentive Award, without thereby affecting the terms of the Plan as in effect for any other purpose. The special terms and any appendices, supplements, amendments, restatements or alternative versions, however, shall not include any provisions that are inconsistent with the terms of the Plan as then in effect, unless the Plan could have been amended to eliminate such inconsistency without further approval by the Board of Directors of the Company.

18.	Governing Law.

The Plan shall be governed by and shall be construed and enforced in accordance with the laws of the State of Delaware without giving effect to its choice of law rules.

19.	Adoption of the Plan.

The Plan shall become effective upon its approval by the Board of Directors of the Company and a majority of the shares present at a duly called meeting of the shareholders of the Company held within twelve months of approval by the Board. However, Incentive Awards may be granted at any time following the approval of the Plan by the Board, but no shares may be issued pursuant to any Incentive Awards until the Plan has been approved by the shareholders, and all listing requirements of all securities exchanges on which the Jacobs Common Stock is listed have been satisfied.

20.	Code Section 409A

It is intended that the Incentive Awards granted pursuant to this Plan shall not constitute “deferrals of compensation” within the meaning of Section 409A of the Code and, as a result, shall not be subject to the requirements of Section 409A. The Plan is to be interpreted in a manner consistent with this intention.

Notwithstanding any other provision in this Plan, a new Incentive Award may not be issued if such Award would be subject to Section 409A of the Code, and an existing Incentive Award may not be modified in a manner that would cause such Award to become subject to Section 409A of the Code.

SCHEDULE A

to the

JACOBS ENGINEERING GROUP INC.

1999 Stock Incentive Plan

Event	Impact on Vesting	Impact on Exercise Period
Employment terminates due to Retirement	Unvested Options are forfeited	Option expiration date provided in the grant agreement continues to apply

Employment terminates due to Disability or death	All Options become immediately vested	Option expiration date provided in the grant agreement continues to apply

Employment terminates in a Qualifying Termination within two years following a Change in Control	All Options become immediately vested	Expires on the earlier to occur of (1) the Option expiration date provided in the grant agreement, or (2) two years from the date of termination

Employment terminates for reasons other than a Change in Control, Disability, Retirement, or death (for purposes of this section, the receipt of severance pay or similar compensation by the Optionee does not extend his or her termination date)	Unvested Options are forfeited	Expires on the earlier to occur of (1) the Option expiration date provided in the grant agreement, or (2) three months from the date of termination

Optionee is an employee of a Related Company, and the Company’s investment in the Related Company falls below 20% (this constitutes a termination of employment under the Plan)	Unvested Options are forfeited	Expires on the earlier to occur of (1) the Option expiration date provided in the grant agreement, or (2) three months from the date of termination

Employee becomes an employee of an entity in which the Company’s ownership interest is less than 20% (this constitutes a termination of employment under the Plan)	Unvested Options are forfeited	Expires on the earlier to occur of (1) the Option expiration date provided in the grant agreement, or (2) three months from the date of termination

Employment transferred to a Related Company	Vesting continues after transfer	Option expiration date provided in the grant agreement continues to apply

Death after termination of employment but before Option has expired	Not applicable	Right of executor or administrator of estate (or other transferee permitted by Paragraph 9) terminates on the earlier to occur of (1) the Option expiration date provided in the grant agreement, or (2) the Option expiration date that applied immediately prior to the death of the Optionee

A Change in Control occurs and Options are not assumed and continued by the acquiring or surviving corporation in the transaction (or a parent corporation thereof)	All Options become immediately vested	Expires on the date of the Change in Control; provided that the Employee is given at least 15 days’ notice of such termination and the opportunity to exercise outstanding Options during such notice period

SCHEDULE B

to the

JACOBS ENGINEERING GROUP INC.

1999 Stock Incentive Plan

Event	Impact of Event
Employee’s employment terminates due to Retirement.	Unvested Restricted Stock and Restricted Stock Units are forfeited upon Retirement.

Employee’s employment terminates due to Disability or death	The restrictions on all unvested Restricted Stock shall immediately lapse and unvested Restricted Stock Units become immediately vested; provided, however, that any awards of Restricted Stock and/or Restricted Stock Units that are subject to performance-based vesting criteria shall remain outstanding and continue to vest or become earned based upon the Company’s actual performance through the end of the applicable performance period.

Employment terminates in a Qualifying Termination within two years following a Change in Control	The restrictions on all unvested Restricted Stock shall immediately lapse and unvested Restricted Stock Units become immediately vested.

Employee’s employment terminates for reasons other than a Change in Control, Disability, Retirement or death (for purposes of this section, the receipt of severance pay or similar compensation by the Employee does not extend his or her termination date)	Unvested Restricted Stock and Restricted Stock Units are forfeited.

Employee is an employee of a Related Company, and the Company’s investment in the Related Company falls below 20% (this constitutes a termination of employment under the Plan effective as of the date the Company’s investment in the Related Company falls below 20%)	Unvested Restricted Stock and Restricted Stock Units are forfeited.

Employee becomes an employee of an entity in which the Company’s ownership interest is less than 20% (this constitutes a termination of employment under the Plan effective as of the date the Employee becomes an employee of the entity in which the Company’s ownership interest is less than 20%)	Unvested Restricted Stock and Restricted Stock Units are forfeited.

Employment transferred to a Related Company	The restrictions on unvested Restricted Stock shall continue to lapse and Restricted Stock Units continue to vest after the transfer, subject to the Company’s actual performance with respect to any applicable performance-based vesting criteria.

A Change in Control occurs and Restricted Stock and/or Restricted Stock Unit awards are not assumed and continued by the acquiring or surviving corporation in the transaction (or a parent corporation thereof)	The restrictions on all unvested Restricted Stock shall immediately lapse and unvested Restricted Stock Units become immediately vested.

JACOBS

JACOBS ENGINEERING GROUP INC. 1111 SOUTH ARROYO PARKWAY PASADENA, CA 91105

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M39612-P18210

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JACOBS ENGINEERING GROUP INC.

The Board of Directors recommends a vote FOR each Nominee for Director and FOR Proposals 2, 3, and 4.

For

Against

Abstain

1. Election of Directors

Nominees:

1a. Noel G. Watson 1b. Joseph R. Bronson 1c. Peter J. Robertson

2. To ratify the appointment of Ernst & Young LLP as independent registered public accounting firm.

3. To approve, by non-binding vote, the Company’s executive compensation.

4. To approve the amendment and restatement of the 1999 Stock Incentive Plan.

For

Against

Abstain

THIS PROXY WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH NOMINEE AND FOR PROPOSALS 2, 3, AND 4.

Please sign as your name(s) appear(s) on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc, should include title and authority. Corporations should provide full name of corporation and of authorized officer signing the proxy.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

JACOBS ENGINEERING GROUP INC.

ANNUAL MEETING OF SHAREHOLDERS Thursday, January 26, 2012 12:00 PM

1111 South Arroyo Parkway Pasadena, California 91105 U.S.A.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and 2011 Annual Report are available at http://materials.proxyvote.com/469814

M39613-P18210

JACOBS

Jacobs Engineering Group Inc. 1111 South Arroyo Parkway Pasadena, California 91105 U.S.A.

proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on January 26, 2012.

The shares of stock you hold in this account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” the persons nominated as directors by the Board of Directors and “FOR” Proposals 2, 3, and 4, and in the discretion of the proxies with respect to any other matters that may properly come before the Annual Meeting and all adjournments and postponements thereof.

By signing the proxy, you revoke all prior proxies and appoint Craig L. Martin and John W. Prosser, Jr., and each of them, with full power of substitution, to vote these shares on the matters shown on the reverse side and any other matters which may properly come before the Annual Meeting and all adjournments.

If you vote by Phone or Internet, please do not mail your Proxy Card.

See reverse for voting instructions